SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

RUBY TUESDAY, INC.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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____________________________________________________________________________________
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____________________________________________________________________________________
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August 19, 2009

Dear Shareholders:

     You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Ruby Tuesday, Inc. on Wednesday, October 7, 2009, at 11:00 a.m., Eastern Daylight Time, at our Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801. Matters on which action will be taken at the meeting are explained in detail in the attached Notice and Proxy Statement.

     We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please promptly vote and submit your proxy by telephone, over the Internet or, if you receive paper copies of the proxy materials, by following the instructions on the proxy card. If you attend the meeting, you may revoke your proxy and vote your own shares.

Sincerely,

RUBY TUESDAY, INC.

Samuel (Sandy) E. Beall, III Chairman of the Board, Chief Executive Officer and President

R U B Y T U E S D A Y , I N C .
150 West Church Avenue • Maryville, Tennessee 37801 • (865) 379-5700 • Facsimile (865) 379-6826

RUBY TUESDAY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 7, 2009

     The Annual Meeting of Shareholders of Ruby Tuesday, Inc. (the “Company”) will be held at the Company’s Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801, on Wednesday, October 7, 2009, at 11:00 a.m., Eastern Daylight Time (the “Annual Meeting”), for the following purposes:

1.	To elect three Class II directors for a term of three years to the Board of Directors;

2.	To ratify the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 1, 2010; and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) thereof.

     Only shareholders of record at the close of business on August 10, 2009 are entitled to notice of, and to vote at, the Annual Meeting.

     The mailing address of the Company’s principal executive office is 150 West Church Avenue, Maryville, Tennessee 37801, and its telephone number is (865) 379-5700.

     It is important that your shares are represented at the Annual Meeting. Even if you plan to attend the meeting, we ask that you please promptly vote and submit your proxy either by telephone or over the Internet. If you received a paper copy of proxy materials by mail, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the Annual Meeting, you may revoke your proxy and vote your own shares.

By Order of the Board of Directors,

Scarlett May
Vice President, General Counsel and Secretary

August 19, 2009
Maryville, Tennessee

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on October 7, 2009:

The Company’s Proxy Statement for the Annual Meeting of Shareholders, the proxy card, and Annual
Report for fiscal year 2009 are available on the following website:
https://materials.proxyvote.com/781182.

RUBY TUESDAY, INC.
PROXY STATEMENT
TABLE OF CONTENTS

GENERAL INFORMATION	1	GRANTS OF PLAN-BASED
INTERNET AVAILABILITY		AWARDS IN FISCAL YEAR 2009	29
OF PROXY MATERIALS	2	OUTSTANDING EQUITY
BENEFICIAL OWNERSHIP OF COMMON		AWARDS AT FISCAL YEAR-END
STOCK	2	FOR 2009	30
PROPOSAL ONE: ELECTION OF		OPTION EXERCISES AND STOCK
DIRECTORS	4	VESTED IN FISCAL YEAR 2009	31
DIRECTOR AND DIRECTOR NOMINEE		NONQUALIFIED DEFERRED
INFORMATION	5	COMPENSATION	31
Director Nominees	5	PENSION BENEFITS FOR FISCAL
Directors Continuing in Office	5	YEAR 2009	32
Directors’ Independence	6	Executive Supplemental Pension Plan	32
2009 DIRECTOR COMPENSATION	7	Retirement Plan	33
Section 16(a) Beneficial Ownership		SECURITIES AUTHORIZED FOR
Reporting Compliance	8	ISSUANCE UNDER EQUITY
Directors’ Fees and Attendance	8	COMPENSATION PLANS	33
Committees of the Board of Directors	9	POTENTIAL PAYMENTS UPON
Policy with Regard to Directors’		TERMINATION OR CHANGE
Attendance at the Annual Meeting of		IN CONTROL	34
Shareholders	12	Deferred Compensation	34
Policy by Which a Presiding Director is		Equity Awards	35
Chosen to Chair Executive Sessions of		Pension Benefits	36
Non-Management Directors	12	Retiree Health Insurance Plan	36
Procedure for Shareholder Communication		Life Insurance	37
with Directors	12	Disability	37
CORPORATE GOVERNANCE	13	Employment Agreement	37
COMPENSATION DISCUSSION		RELATED PARTY
AND ANALYSIS	13	TRANSACTIONS	39
Executive Summary	13	AUDIT COMMITTEE MATTERS	40
Responsibility for Setting Executive		Audit Committee Report	40
Compensation Philosophy	14	Audit Committee Charter	41
Overall Compensation Philosophy	14	Independence of Audit Committee
Key Components of Compensation	16	Members	41
Perquisites and Other Benefits	21	PROPOSAL TWO: RATIFICATION
Chief Executive Officer Compensation	22	OF INDEPENDENT REGISTERED
Deductibility of Executive Compensation	26	PUBLIC ACCOUNTING FIRM	41
COMPENSATION COMMITTEE		Accountants’ Fees and Expenses	42
REPORT	27	Determination of Auditor
Board of Directors and		Independence	43
Compensation Committee	27	SHAREHOLDER PROPOSALS	43
SUMMARY COMPENSATION		GENERAL	43
TABLE	27

RUBY TUESDAY, INC.

150 West Church Avenue
Maryville, Tennessee 37801
(865) 379-5700

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

     The following Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Ruby Tuesday, Inc. (the “Board”), a Georgia corporation (the “Company”), of proxies to be used in voting at the Annual Meeting of Shareholders of the Company to be held on Wednesday, October 7, 2009, at 11:00 a.m. Eastern Daylight Time, at the Company’s Restaurant Support Center at 150 West Church Avenue, Maryville, Tennessee 37801 and at any adjournment(s) thereof (the “Annual Meeting”). This proxy statement and accompanying proxy and/or the Notice of Internet Availability were first mailed to shareholders on or about August 19, 2009.

     Any shareholder returning a proxy has the power to revoke it prior to the Annual Meeting, either by giving the Secretary of the Company written notice of revocation, by returning a later-dated proxy, or by expressing at the Annual Meeting a desire to vote in person. All shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised, will be voted in the manner specified therein. If a proxy is returned and no specification is made, the proxy will be voted (i) in favor of the election of the three nominees for Class II director named in this Proxy Statement; (ii) in favor of the ratification of the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm (the “Auditors”) for the fiscal year ending June 1, 2010; and (iii) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

     If you participate in the Company’s Salary Deferral Plan (the “401(k) Plan”), your proxy card will also serve as a voting instruction card for the 401(k) Plan Trustee. If you do not provide voting instructions with respect to the shares held in the 401(k) Plan to the 401(k) Plan Trustee, those shares will not be voted. If you participate in the 401(k) Plan or maintain accounts in more than one name, you may receive more than one Notice of Internet Availability. To be sure that all shares are counted, you must vote and submit the proxy either by telephone or over the Internet or sign and return every proxy card you receive.

     The entire cost of soliciting these proxies will be borne by the Company. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. If necessary, the Company also may use some of its employees to solicit proxies from the shareholders personally or by telephone.

     August 10, 2009 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of shareholders of record holding a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. All shares represented by a valid proxy are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on August 10, 2009 was 64,396,503, each of which is entitled to one vote at the Annual Meeting.

     So long as a quorum is present, the election of each of the director nominees named in Proposal One requires that votes cast for such director nominee’s election exceed the votes cast against such nominee’s election. So long as a quorum is present, the number of votes cast in favor must exceed the votes against in order to (i) ratify the selection of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending June 1, 2010; and (ii) approve any other business that may properly come before the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but will have no effect on the outcome of the voting on the election of directors, or the ratification of the selection of the independent registered public accounting firm, and any other business that may properly come before the Annual Meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

     Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), the Company is furnishing proxy materials to shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. On or about August 19, 2009, the Company mailed to shareholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability containing instructions on how to access the Company’s proxy materials, including the Proxy Statement and the Company’s Annual Report. The Notice of Internet Availability also instructs you on how to access the proxy card to vote through the Internet or by telephone.

     This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive the Company’s proxy materials electronically, you will continue to receive these materials via electronic mail unless you elect otherwise.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of August 10, 2009 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company to beneficially own more than five percent (5%) of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined below), and all directors and executive officers of the Company as a group. An asterisk (*) indicates beneficial ownership of less than one percent (1%) of the outstanding Common Stock. Unless otherwise indicated, the address for each person listed is c/o Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

Number of Shares
Name or Group	Beneficially Owned (1)	Percent of Class (2)
FMR LLC and
Edward C. Johnson, III
82 Devonshire Street
Boston, MA 02109	6,372,030 (3)	12.08% (3)
Barclays Global Investors, NA	3,754,869 (4)	7.12% (4)
Greek Investments, Inc.	2,677,811 (5)	5.10% (5)
Samuel E. Beall, III	2,759,490 (6)	4.15% (6)
Claire L. Arnold	274,293 (7)	*
Kevin T. Clayton	30,583 (8)	*
James A. Haslam, III	884,079 (9)	*
Bernard Lanigan, Jr.	379,882 (10)	*
R. Brad Martin	66,730 (11)	*
Dr. Donald Ratajczak	94,215 (12)	*
Stephen I. Sadove	144,388 (13)	*

Marguerite N. Duffy	324,044 (14)	*
Kimberly S. Grant	498,928 (15)	*
Nicolas N. Ibrahim	286,993 (16)	*
Robert F. LeBoeuf	231,350 (17)	*
All directors and executive officers as a
group (13 persons)	6,103,624 (18)	9.19%
____________________

(1)	The amounts shown include: (i) shares subject to currently exercisable options and options exercisable within 60 days after August 10, 2009; (ii) unvested restricted shares that are subject to performance and/or service criteria; and (iii) shares held in the 401(k) Plan. Unless otherwise noted, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her.

The amounts shown do not include share equivalent units credited to the accounts of the named persons and group under the Company’s Deferred Compensation Plan (the “Predecessor Plan”) which, as of August 10, 2009, were as follows: Mr. Beall, 21,328; Ms. Duffy, 2,435; Ms. Grant, 9,661; Mr. Ibrahim, 14,086; Mr. LeBoeuf, 1,095; and all directors and executive officers as a group, 48,669. These units represent deferred compensation obligations of the Company payable in shares of Common Stock upon separation of employment either in a lump sum or in installments, as determined by the Company in its capacity as plan administrator.

(2)	“Percent of Class” has been calculated by taking into account all shares as to which the indicated person has sole or shared voting or investment power (including all earned and unearned shares of restricted stock and shares subject to currently exercisable options and options exercisable within 60 days after August 10, 2009), without regard to any disclaimers of beneficial ownership by the person indicated.

(3)	The information presented is based solely on the Schedule 13G filed with the SEC by FMR LLC and Edward C. Johnson, III, reporting beneficial ownership as of February 17, 2009, and the percentage beneficially owned was determined based on the shares outstanding as of that date.

(4)	The information presented is based solely on the Schedule 13G jointly filed with the SEC by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investor (Deutschland) AG to report shares held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts as of February 5, 2009, and the percentage beneficially owned was determined based on the shares outstanding as of that date. The address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. The address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH. The address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402 Japan. The address of Barclays Global Investors Canada Limited is Brookfield Place 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada Ontario M5J 2S1. The address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(5)	The information presented is based solely on the Schedule 13G jointly filed with the SEC reporting beneficial ownership as of March 23, 2009 (and the percentage beneficially owned was determined based on the shares outstanding as of that date) by Greek Investments, Inc. and each of the following who is filing because he or she is either an officer, director, agent, or otherwise of Greek Investments, Inc.: Maria Konstantinu, Jorge Constantino, Panayotis Constantino, and Athenea Constantino. The mailing address of Greek Investments, Inc. is P.O. Box 10908, Caparra Heights Station, San Juan, Puerto Rico 00922-0908, and the address of Maria Konstantinu, Jorge Constantino, Panayotis Constantino, and Athenea Constantino is Zalokosta 14, Paleo Psihiko, Athens 15452, Greece.

(6)	The total amount includes 13,626 shares owned by Mr. Beall’s spouse, 546,999 unvested restricted shares, 23,251 shares held in the 401(k) Plan, and options exercisable within 60 days after August 10, 2009 to purchase 999,121 shares. Mr. Beall has pledged 1,006,707 shares to Pinnacle Financial Partners as collateral.

(7)	The total amount includes 104,500 shares owned by Ms. Arnold’s spouse, 98,700 shares of which are pledged as security, 18,299 unvested restricted shares, and options exercisable within 60 days after August 10, 2009 to purchase 27,743 shares.

(8)	The total amount includes 18,299 unvested restricted shares, and options exercisable within 60 days after August 10, 2009 to purchase 8,000 shares.

(9)	The total amount includes 90,484 shares held by PTC, Inc. of which Mr. Haslam is President and a 50% owner. Mr. Haslam disclaims beneficial ownership of any shares in excess of 50% of the total of such shares. The total amount also includes 742,505 shares held by Mr. Haslam and his spouse as tenants in common, 18,299 unvested restricted shares, and options exercisable within 60 days after August 10, 2009 to purchase 27,422 shares.

(10)	The total amount includes 308,645 shares held by Conifer Partners, LLC, of which Mr. Lanigan has shared voting and investment power, 12,830 shares held in a family limited partnership, 18,299 unvested restricted shares, and options exercisable within 60 days after August 10, 2009 to purchase 27,743 shares.

(11)	The total amount includes 16,730 unvested restricted shares. Mr. Martin does not hold any options exercisable within 60 days after August 10, 2009.

(12)	The total amount includes 13,500 shares held in an individual retirement account by Dr. Ratajczak, 18,299 unvested restricted shares, and options exercisable within 60 days after August 10, 2009 to purchase 27,662 shares.

(13)	The total amount includes 18,299 unvested restricted shares and options exercisable within 60 days after August 10, 2009 to purchase 27,743 shares.

(14)	The total amount includes 9,797 shares owned by Ms. Duffy and her spouse as tenants in common, 96,048 unvested restricted shares, 3,103 shares held in the 401(k) Plan, and options exercisable within 60 days after August 10, 2009 to purchase 190,000 shares.

(15)	The total amount includes 5,100 shares owned by Ms. Grant’s spouse, 202,671 unvested restricted shares, 3,005 shares held in the 401(k) Plan, and options exercisable within 60 days after August 10, 2009 to purchase 240,000 shares.

(16)	The total amount includes 69,370 unvested restricted shares and options exercisable within 60 days after August 10, 2009 to purchase 200,000 shares.

(17)	The total amount includes 30 shares held by Mr. LeBoeuf as custodian for his son, 41,653 unvested restricted shares, and options exercisable within 60 days after August 10, 2009 to purchase 180,000 shares.

(18)	The total amount includes 1,127,654 unvested restricted shares, 29,359 shares held in the 401(k) Plan, and options exercisable within 60 days after August 10, 2009 to purchase 2,025,434 shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

     The Company’s Articles of Incorporation provide for three classes of directors with staggered, three-year terms of office and require that, upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death, or removal from office. The Company’s Articles of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than three nor more than 12 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors or by the affirmative vote of the holders of at least 80% of all outstanding shares entitled to vote in the election of directors, voting together as a single class. The terms of office of the Class II directors expire at the Annual Meeting. The Board of Directors has nominated Claire L. Arnold, Kevin T. Clayton, and Dr. Donald Ratajczak to serve in Class II of the Board of Directors for a term of three years. The Class III directors and the Class I directors have one year and two years, respectively, remaining on their terms of office.

     It is intended that persons named in the accompanying form of proxy will vote for the three nominees listed below unless instructed to vote against a particular nominee. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.

DIRECTOR AND DIRECTOR NOMINEE INFORMATION

     The directors and director nominees have supplied the Company with the following information concerning their age, principal employment, other directorships, and positions with the Company.

Director Nominees

CLASS II – TERM EXPIRING 2012

CLAIRE L. ARNOLD
Director of the Company since 1994        Age: 62

     Ms. Arnold has been Chair and Chief Executive Officer of Leapfrog Services, Inc., a privately-held technical outsourcing company, since April 1998. Ms. Arnold served as President and Chief Executive Officer of Nicotiana Enterprises, Inc., a family holding company, from November 1992 to April 1994. Prior to that, Ms. Arnold was Chair and Chief Executive Officer of NCC L.P. from August 1979 to November 1992. Ms. Arnold also serves as a director of Schweitzer-Mauduit International, Inc.

KEVIN T. CLAYTON
Director of the Company since 2006        Age: 46

     Mr. Clayton has served as President and Chief Executive Officer of Clayton Homes, Inc. (a Berkshire Hathaway Company) since 1999. Prior to serving as President and Chief Executive Officer, Mr. Clayton served as Chief Operating Officer of Clayton Homes, Inc. from 1997 to 1999 and as Vice President of Clayton Homes, Inc. and President of Vanderbilt Mortgage and Finance, Inc. from 1995 until 1997.

DR. DONALD RATAJCZAK
Director of the Company since 1981        Age: 66

     Dr. Ratajczak is a consulting economist who, from May 2000 until April 2003, was Chairman and Chief Executive Officer of BrainWorks Ventures, Inc. (formerly known as Auric Metals Corporation), a company that provided investment and advisory services for startup technology companies. From July 1973 until his retirement in June 2000, Dr. Ratajczak served as Professor and Director of the Economic Forecasting Center at Georgia State University. Dr. Ratajczak also serves as a director of Crown Crafts, Inc., Citizens Trust Bank, and AssuranceAmerica Corporation (successor by merger to BrainWorks Ventures, Inc.).

Directors Continuing in Office

CLASS III – TERM EXPIRING 2010

SAMUEL E. BEALL, III
Director of the Company since 1982        Age: 59

     Mr. Beall has served as Chairman of the Board and Chief Executive Officer of the Company since May 1995 and also as President of the Company since July 2004. Mr. Beall served as President and Chief Executive Officer of the Company from June 1992 to May 1995 and President and Chief Operating Officer of the Company from September 1986 to June 1992. Mr. Beall also serves as a director of

Windstream Corporation and is a board member of several private companies, including Pilot Corporation, Pilot Travel Centers, LLC, SSC Service Solutions Co., and Blackberry Hotel Company Inc.

BERNARD LANIGAN, JR.
Director of the Company since 2001        Age: 61

     Mr. Lanigan has served as Chairman and Managing Director of Southeast Asset Advisors, Inc., a registered investment advisor and financial consulting company, since 1981. Also, Mr. Lanigan founded, and has served as Chairman and Managing Principal of Lanigan & Associates, P.C., Certified Public Accountants and Management Consultants, since 1974.

CLASS I – TERM EXPIRING 2011

JAMES A. HASLAM, III
Director of the Company since 1999        Age: 55

     Mr. Haslam has been President and Chief Executive Officer of Pilot Travel Centers, LLC, a nationwide operator of travel centers, since September 2001. Mr. Haslam served as Chief Executive Officer of Pilot Corporation, an operator of convenience stores and travel centers in 36 states, from July 1995 to September 2001 and since October 2008. From 1976 to 1995, Mr. Haslam was Executive Vice President of Pilot Corporation. Mr. Haslam also serves as a director of First Horizon National Corporation and Dillard’s, Inc.

R. BRAD MARTIN
Director of the Company since 2008        Age: 57

     Mr. Martin served as the Chairman and Chief Executive Officer of Saks Incorporated from 1989 until January 2006 and remained Chairman until May 2007. Mr. Martin also serves as a director of First Horizon National Corporation, lululemon athletica, inc. and Dillard’s, Inc.

STEPHEN I. SADOVE
Director of the Company since 2002        Age: 58

     Mr. Sadove has served as Chief Executive Officer of Saks Incorporated since January 2006 and assumed the position of Chairman of the Board in May 2007. Before becoming Chief Executive Officer, Mr. Sadove served Saks Incorporated as Vice Chairman from 2004 to 2006 and Chief Operating Officer from 2002 to 2006. Prior to his position with Saks Incorporated, Mr. Sadove served as Senior Vice President of Bristol-Myers Squibb Company and as President of Worldwide Beauty Care from September 2000 to January 2001; as Senior Vice President of Bristol-Myers Squibb Company and as President of Worldwide Beauty Care and Nutritionals from 1998 to September 2000; as President of Worldwide Beauty Care from 1995 to 1998; and as President of Clairol, Inc. from 1991 to 1995. Mr. Sadove also serves as a director of Colgate-Palmolive Co.

The Board of Directors recommends that you vote
FOR the election of the three nominees for Class II directors named above.

Directors’ Independence

     As required by the New York Stock Exchange (“NYSE”) corporate governance standards, at all times a majority of the members of the Company’s Board are “independent” within the meaning of NYSE rules. To assist it in making the annual affirmative determination of each director’s independence, the Board has adopted Categorical Standards of Director Independence (“Categorical Standards”) which are posted on the Company’s website at http://www.rubytuesday.com/investors/governance.asp. A director will be considered “independent” only if he or she meets the requirements of the Categorical Standards and the criteria for independence set forth from time to time by the NYSE corporate governance standards.

     The Board of Directors has affirmatively determined that all of the Company’s directors, with the exception of Mr. Beall, are independent under the Categorical Standards and the NYSE corporate governance standards. Mr. Beall is disqualified from being “independent” because he is also an executive officer of the Company. Each member of the Board’s Audit, Executive Compensation and Human Resources, and Nominating and Governance Committees is independent as required by the respective charters of each Committee and the NYSE corporate governance standards.

2009 DIRECTOR COMPENSATION

	Fees Earned or	Stock	Option
Name	Paid in Cash ($)	Awards ($) (1)	Awards ($) (2)	Total ($)
Claire L. Arnold	78,625	52,786	26,805	158,216
Kevin T. Clayton	78,000	52,786	26,805	157,591
James A. Haslam, III	73,625	52,786	26,805	153,216
Bernard Lanigan, Jr.	88,000	52,786	26,805	167,591
R. Brad Martin	78,000	35,162	5,709	118,871
Dr. Donald Ratajczak	78,000	52,786	26,805	157,591
Stephen I. Sadove	88,000	52,786	26,805	167,591
____________________

(1)

Represents the compensation expense of restricted stock awards recognized in the Company's 2009 consolidated financial statements in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share-Based Payment” (“SFAS 123(R)”). The Company calculates the SFAS 123(R) grant date fair value of restricted shares as the closing value of Ruby Tuesday, Inc. common stock on the date prior to the grant date. The assumptions used in calculating the SFAS 123(R) grant date fair value of these awards are disclosed in Note 10 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2009. The SFAS 123(R) grant date fair value of restricted stock awards referenced in this column is $44,825 for each director for the award granted on October 10, 2007 and $88,000 for each director for the award granted on October 8, 2008.

Outstanding stock award data is as follows:

	Number of
	Vested Stock	Number of Unvested
Name	Awards	Stock Awards
Claire L. Arnold	784	18,299
Kevin T. Clayton	784	18,299
James A. Haslam, III	784	18,299
Bernard Lanigan, Jr.	784	18,299
R. Brad Martin	-	16,730
Dr. Donald Ratajczak	784	18,299
Stephen I. Sadove	784	18,299

(2)

Represents the compensation expense of option awards recognized in the Company’s fiscal year 2009 consolidated financial statements in accordance with SFAS 123(R). The assumptions used in calculating the SFAS 123(R) grant date fair value of these awards are described as follows:

	Interest		Dividend	Expected Term
Grant Date	Rate (%)	Volatility (%)	Yield (%)	(Years)
October 11, 2006	4.8	30.1	1.7	4.0
October 8, 2008	2.3	42.2	0.0	4.0

     Outstanding option award data is as follows:

	Number of Options	Number of Options
Name	Exercisable	Unexercisable
Claire L. Arnold	27,743	11,702
Kevin T. Clayton	8,000	11,702
James A. Haslam, III	27,422	11,702
Bernard Lanigan, Jr.	27,743	11,702
R. Brad Martin	-	11,702
Dr. Donald Ratajczak	27,662	11,702
Stephen I. Sadove	27,743	11,702

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors, and shareholders of greater than 10% of outstanding shares (“Reporting Persons”) to file certain reports with respect to beneficial ownership of the Company’s equity securities (“Section 16 Reports”). Based solely on the Company’s review of the Section 16 Reports, including any amendments to them, filed by the Company on behalf of its Reporting Persons and, where applicable, any written representation from any Reporting Persons that they were not required to file a Form 5, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to fiscal year 2009 have been complied with on a timely basis.

Directors’ Fees and Attendance

     During fiscal year 2009, the Board of Directors met once telephonically and four times at regularly scheduled meetings. Each director attended all Board meetings. Each director attended at least 75% of the total meetings of the Board committees of which he or she was a member that were held during the fiscal year.

     Directors who are employees of the Company receive no directors’ fees. All non-employee directors currently receive a quarterly retainer in the amount of $12,500 and a meeting attendance fee of $4,500 per regularly scheduled Board meeting attended. Non-employee directors serving on the Audit Committee, the Executive Compensation and Human Resources Committee (the “Compensation Committee”), or the Nominating and Governance Committee (other than the Chairs of such committees) do not receive any fee for attending committee meetings. Non-employee directors who undertake special projects for the Company or attend special meetings are entitled to fees ranging from $2,500 to $5,000 per day of service, except that they will not be entitled to fees for special meetings that occur on the same day as a meeting of the Board of Directors. The Audit Committee Chair receives an annual fee of $20,000, and the other members of the Audit Committee receive an annual fee of $10,000. The Compensation Committee Chair receives an annual fee of $20,000, and the other members of the Compensation Committee receive an annual fee of $7,500. The Nominating and Governance Committee Chair receives an annual fee of $5,000.

     All non-employee directors are permitted to participate in the Stock Incentive and Deferred Compensation Plan for Directors (“Directors’ Plan”), which is designed to provide incentives to eligible directors that are aligned with the interests of shareholders, to encourage share ownership by eligible directors, and to provide a means of recruiting and retaining qualified director candidates.

     The Directors’ Plan was amended and restated as of October 8, 2008. The Directors’ Plan permits non-employee directors to defer all or a portion (in 25% increments) of their retainers, and any additional meeting and committee fees, to a deferred compensation account. A director’s deferred compensation account is credited as of the last day of each fiscal quarter with an assumed rate of income equal to 90-day U.S. Treasury Bills, based on the weighted average balance of that account during the respective fiscal quarter. Amounts credited to a director’s deferred compensation account generally will be distributed starting on the earlier of (a) the first day of the calendar month after the director’s 70th birthday, or (b) the first January 15 or July 15 following when the director ceases to be a member of the Board of Directors.

     The Directors’ Plan provides that each non-employee director will be granted a restricted stock award, an award of stock options, or a blend of both as of the date of each annual meeting of the shareholders of the Company, beginning with the 2008 Annual Meeting, if the director is elected, reelected, or otherwise continues to serve on the Board of Directors following such annual meeting of the shareholders of the Company.

     The Directors’ Plan also provides for annual equity grants to each non-employee director in an amount equal to the present value of $110,000 on the date of grant, which is the date of the annual shareholders’ meeting, if the director is elected, re-elected, or otherwise continues to serve on the Board of Directors at each annual meeting of the shareholders of the Company. This amount shall be indexed to the national Consumer Price Index, as described in the Directors’ Plan.

     Any shares subject to restricted stock awards granted pursuant to this annual equity grant will be granted on the date of the annual meeting of shareholders and will be valued at fair market value, defined by the Directors’ Plan to be the closing price of the Company’s Common Stock on the last trading day prior to the grant date as reported by the New York Stock Exchange. The shares granted shall vest in equal increments on each of the first three anniversaries of the date of grant, provided the director remains a director on such vesting dates. The shares may vest earlier in the event of death, disability, upon the director attaining age 70 or a change in control. Otherwise, any unvested shares shall be forfeited if a director ceases to be a director.

     Any options granted pursuant to this annual equity grant will be valued using a commonly accepted option valuation technique and will have an exercise price equal to the closing value as of the day before the date of the annual meeting of shareholders. Each annual option will expire generally upon the earlier of (i) the fifth anniversary of the option grant date or (ii) 90 days following the date the director ceases to serve as a director of the Company other than for cause, and 15 days following the date the director ceases to serve as a director of the Company if for cause. The annual options become exercisable 30 months following the date of grant or earlier in the event of death, retirement, disability, or certain changes in control.

     Shares of Common Stock purchased through the exercise of the annual options generally may not be transferred during any period of time, prior to the director’s death, that he or she has not attained his or her target ownership level. A director will be treated as having attained the target ownership level if he or she owns a number of shares of Common Stock with a fair market value equal to or exceeding $250,000. For purposes of determining the target ownership level only, “fair market value” under the Directors’ Plan means the highest closing price of the Company’s Common Stock for any day during the 30-day period ending on the date of each annual meeting.

Committees of the Board of Directors

     The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board has delegated certain authority to three standing committees as follows:

Audit Committee

     The Audit Committee maintains communications with the Company’s independent registered public accounting firm as to the nature of the auditors’ services, fees and such other matters as the

Auditors believe may require the attention of the Board of Directors. The Audit Committee reviews the Company’s system of internal control over financial reporting and procedures and makes recommendations to the Board of Directors regarding them. The responsibilities of the Audit Committee are more fully described in its charter, a copy of which is posted on the Company’s website at http://www.rubytuesday.com/investors/governance.asp. The Audit Committee met six times during fiscal year 2009. The current members of the Audit Committee are Bernard Lanigan, Jr. (Chair), Dr. Donald Ratajczak, Kevin T. Clayton, and R. Brad Martin. The Board of Directors has determined that each member of the Audit Committee is independent as independence for audit committee members is defined under the NYSE corporate governance requirements and the SEC rules. All of the members of the Audit Committee have significant experience in financial matters and are financially literate as defined in Section 303A of the NYSE listing standards as such qualifications are interpreted by the Board of Directors in its business judgment. In addition, the Board of Directors has determined that at least one member of the Audit Committee, Mr. Lanigan, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Executive Compensation and Human Resources Committee

     The Compensation Committee of the Board of Directors is responsible for setting the Company’s philosophy regarding executive compensation. The responsibilities of the Compensation Committee are more fully described in its charter, a copy of which is posted on the Company’s website at http://www.rubytuesday.com/investors/governance.asp. The processes utilized by the Compensation Committee in fulfilling its responsibilities are more fully discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

     The Compensation Committee has retained a nationally known firm, Pearl Meyer & Partners, LLC (“Pearl Meyer & Partners”), as its independent compensation consultant. The Compensation Committee requests that Pearl Meyer & Partners provide information related to the Company’s compensation practices and the various compensation practices of its peer group. The scope of Pearl Meyer & Partners’ engagement and any fees paid for its services are approved by the Compensation Committee. Management works with Pearl Meyer & Partners to provide necessary information about the Company in order to complete the compensation surveys requested by the Compensation Committee. Pearl Meyer & Partners does not provide any other services to the Company. Further discussion of Pearl Meyer & Partners’ role in the Company’s compensation programs is contained within the “Compensation Discussion and Analysis” section of this Proxy Statement.

     The Compensation Committee met five times during fiscal year 2009 and all members were present at all meetings. The Board of Directors has determined that each member of the Compensation Committee is independent as independence for compensation committee members is defined under the NYSE corporate governance requirements.

Compensation Committee Interlocks and Insider Participation

     During fiscal year 2009, the members of the Compensation Committee were Stephen I. Sadove (Chair), Claire L. Arnold, and James A. Haslam, III. Mr. Haslam is the President and Chief Executive Officer of Pilot Travel Centers, LLC and Chief Executive Officer of Pilot Corporation (each a privately held company), and the Company’s Chief Executive Officer, Samuel E. Beall, III, is a member of the Board of Directors of Pilot Travel Centers, LLC and of Pilot Corporation. Mr. Beall is not on the compensation committee of either entity and does not participate in the determination of Mr. Haslam’s compensation from Pilot Travel Centers, LLC or Pilot Corporation.

Nominating and Governance Committee

     The Nominating and Governance Committee (i) identifies individuals qualified to become Board members and recommends director nominees to the Board; (ii) recommends director nominees to the Board to serve on each committee of the Board; (iii) recommends to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to the Company; and (iv) leads the Board in its performance review of the Board, each committee of the Board, individual directors, and management. The responsibilities of the Nominating and Governance Committee are more fully described in its charter, a copy of which is posted on the Company’s website at http://www.rubytuesday.com/investors/governance.asp. The Nominating and Governance Committee met three times during fiscal year 2009. The current members of the Nominating and Governance Committee are Claire L. Arnold (Chair), Kevin T. Clayton, James A. Haslam, III, Bernard Lanigan, Jr., R. Brad Martin, Dr. Donald Ratajczak, and Stephen I. Sadove. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent as independence for nominating committee members is defined under the NYSE corporate governance requirements.

     In addition, the Company’s Articles of Incorporation provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors so long as written notice of such shareholder’s intent to make such nomination has been given (i) no later than 90 days in advance of the Annual Meeting, or (ii) with respect to any election to be held at a special meeting of shareholders for the election of directors, no later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each notice of intent to nominate one or more persons for the election of directors must set forth, in addition to such information as may be required by the Bylaws, (i) the name and address of the shareholder making the nomination and the person or persons being nominated; (ii) a representation that the shareholder is a holder of record of shares of Common Stock entitled to vote at the Annual Meeting and that the shareholder intends to appear either in person or by proxy at the Annual Meeting to nominate the person or persons described in the notice; (iii) a description of any arrangements or understandings between the shareholder, each nominee and any person or persons pursuant to which the shareholder intends to make the nomination; (iv) such other information regarding each nominee as would be required by the proxy rules of the SEC if the nominee were to be nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company.

     The Nominating and Governance Committee has adopted a formal policy and procedure with regard to the consideration of any director candidates recommended by shareholders. Consistent with these procedures, the Nominating and Governance Committee will consider director candidates recommended by the Company’s shareholders. Recommendations may be sent to the Nominating and Governance Committee, c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

     The Nominating and Governance Committee identifies potential nominees for director through a variety of business contacts including current directors, community leaders, and shareholders. To the extent necessary, the Nominating and Governance Committee may retain professional search firms and other advisors to identify potential candidates.

     In considering potential candidates for election to the Company’s Board of Directors, the Nominating and Governance Committee observes the following guidelines, among other considerations: (i) the composition of the Board of Directors must include a majority of independent directors; (ii) each director nominee shall be selected without regard to sex, race, religion or national origin; (iii) each director nominee should be an individual of the highest character and integrity and have an inquiring mind, vision, and the ability to work well with others; (iv) each director nominee should be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; (v) each director nominee should possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; (vi) each director nominee should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director, including, without limitation, consistent attendance at Board of Directors and committee meetings and advance review of Board of Directors and committee materials; and (vii) each director nominee should have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

     If the Nominating and Governance Committee determines that a potential candidate may be qualified to serve on the Board of Directors, at least one member of the Nominating and Governance Committee and the Chairman of the Board of Directors and Chief Executive Officer will interview such candidate. The Nominating and Governance Committee then determines whether to recommend to the Board of Directors that a candidate be nominated for approval by the shareholders. The manner in which the Nominating and Governance Committee evaluates a potential candidate does not differ based on whether the candidate is recommended by a shareholder of the Company.

     With respect to nominating existing directors, the Nominating and Governance Committee reviews relevant information available to it, including the most recent individual director evaluations for such candidates, the number of meetings attended, his or her level of participation, biographical information, professional qualifications, and overall contributions to the Company.

Policy with Regard to Directors’ Attendance at the Annual Meeting of Shareholders

     The Board of Directors has adopted a policy requiring that, absent unusual circumstances, members of the Board of Directors are expected to attend each annual meeting of the shareholders of the Company. All of the members of the fiscal year 2009 Board of Directors attended the 2008 Annual Meeting of Shareholders.

Policy by Which a Presiding Director is Chosen to Chair Executive Sessions of Non-Management Directors

     A majority of the non-management directors selects one non-management director to serve as the chair of the executive sessions of the non-management directors. The non-management directors met without management present in executive session four times during fiscal year 2009.

Procedure for Shareholder Communication with Directors

     All interested parties may send communications to the Board of Directors, to individual directors, or to the non-management directors as a group by mail c/o Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801. All interested parties may also send communications to the Board of Directors as a group by electronic mail in care of the Secretary at boardofdirectors@rubytuesday.com. Communications addressed to the non-management members of the Board of Directors are reviewed by the Secretary and directed to the appropriate director or directors for their consideration. The Secretary may not filter out any direct communications from being presented to the non-management members of the Board of Directors without instruction from directors. The Secretary maintains a record of all communications received that were addressed to one or more directors, including those determined to be inappropriate communications. Such record includes the names of the addressee (if other than the Board of Directors as a group), the disposition by the Secretary, and in the case of communications determined to be inappropriate, a brief description of the nature of the communication. The Secretary will provide a copy of the record upon the request of any member of the Board of Directors.

CORPORATE GOVERNANCE

     The Company is committed to the highest standards of integrity and corporate governance. The Company believes that its corporate governance policies and practices meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, the rules of the SEC, and the NYSE listing standards regarding corporate governance. In particular:

  the Board of Directors has adopted Categorical Standards of Director Independence;
  the Board of Directors has determined that all of the non-management directors are independent as independence of directors is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  all committees of the Board of Directors are composed of directors who are independent as independence of directors is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  the Board of Directors has determined that all of the members of the Audit Committee are independent as independence for audit committee members is defined under the NYSE corporate governance requirements and under the Company’s Categorical Standards;
  the Board of Directors has established a Nominating and Governance Committee, which adopted its own charter;
  the Board of Directors has adopted Corporate Governance Guidelines; and
  the Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all of the Company’s employees, including its executive officers.

     The Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Governance Committee Charter, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Categorical Standards of Director Independence, and Code of Ethical Conduct for Financial Professionals can be found on the Company’s website at http://www.rubytuesday.com/investors/governance.asp. These materials are also available in print, without charge, upon request directed to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801.

COMPENSATION DISCUSSION AND ANALYSIS

     The following discussion provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other executive officers of the Company who were the most highly compensated and whose salary and bonus exceeded $100,000 in fiscal year 2009 (collectively, these persons are hereinafter referred to as the “Named Executives”). For fiscal year 2009, the Named Executives were Samuel E. Beall, III, Marguerite N. Duffy, Kimberly S. Grant, Nicolas N. Ibrahim and Robert F. LeBoeuf.

Executive Summary

     Largely due to overall economic conditions, the Company experienced a challenging year, as did the restaurant industry as a whole. For the Company, these challenges included declining same-restaurant sales and same-restaurant guest traffic. To meet these challenges, the Company implemented cost-saving initiatives in the second half of fiscal year 2009 that have resulted in a more efficient operating model and refocused its marketing strategy, which contributed to a deceleration in the rate of decline in same-restaurant sales. Further, the Company aggressively paid down $112 million of debt in fiscal year 2009 and maintained compliance with its debt covenants.

     Based on the Company’s financial results, the Chief Executive Officer and other Named Executives earned 58.8% and 64.2%, respectively, of their target annual cash incentive opportunity for fiscal year 2009, which was the 3rd straight year that bonuses have been below the target level and resulted in total cash compensation being positioned near the 30th percentile of the Company’s peers.

Further, only 46.8% of performance-based restricted stock awarded in fiscal years 2008 and 2009 was earned, nearly all of the previously granted stock options were underwater at some point during the year, and the value of executive stock holdings (a minimum level of which is required by the Company’s stock ownership policy) also declined.

     As the Company heads into fiscal year 2010, as discussed in more detail below, only modest changes are being made to the executive compensation program. Executive base salaries and target annual cash incentive opportunities will remain unchanged (except for the Chief Executive Officer whose salary and target annual cash incentive opportunity are being reduced). The long-term incentive grant values have been slightly reduced, and the grant mix will include stock options, performance-based restricted stock and service-based restricted stock. The continued use of a pay structure with strong variable pay opportunities linked to strong financial results and stock price performance is the cornerstone of how the Company competes for talent and seeks to align pay with performance.

Responsibility for Setting Executive Compensation Philosophy

     The Compensation Committee of the Board of Directors is responsible for setting the Company’s philosophy regarding executive compensation. The Compensation Committee is comprised entirely of non-employee directors and acts pursuant to a charter that has been approved by the Board and annually reviewed by the Compensation Committee. In its efforts to implement appropriate executive compensation packages for the Company, the Compensation Committee is assisted by Pearl Meyer & Partners.

     Certain of the Company’s executive officers, including the Senior Vice President – Chief People Officer, Senior Vice President – Chief Financial Officer, Vice President – General Counsel, and the Vice President – Corporate Controller, play the following roles in recommending the amount or form of executive compensation: preparing committee meeting materials related to the performance of the Compensation Committee’s duties; preparing summaries of executive officers’ total compensation; proposing the adoption of new or amended compensation or benefit plans; and coordinating the documentation of amendments to, or extensions of, the Chief Executive Officer’s employment agreement. In addition, the Company’s Senior Vice President – Chief People Officer provides support and background data concerning current compensation practices to the Compensation Committee and its consultants. The Chief Executive Officer also makes recommendations to the Compensation Committee for its consideration of compensation for executive officers. The Senior Vice President – Chief Financial Officer discusses and explains the calculation of financial performance goals for executive compensation plans.

Overall Compensation Philosophy

     The overall objectives of the Company’s compensation program are to attract and retain the best possible executive talent and to motivate the Company’s executives to achieve the goals of the Company’s business strategy through a “pay for performance” compensation structure. Specifically, the Company’s compensation structure seeks to reward executive performance that maximizes financial return to shareholders, prudently invests capital, and achieves certain targets for the Company’s sales.

     The key components of the Company’s executive compensation packages are base salary, annual cash incentive opportunities, and equity-ownership devices. These components are used to provide a mixture of short-term cash compensation, which is intended as an immediate reward for positive results, and long-term equity incentives, which are intended to reward good decisions and consistent long-term results, align shareholder and executive interests, and provide a retention tool for the Company.

     As part of its overall deliberation process, the Compensation Committee compares total compensation, as well as each component of compensation, against the practices of similarly situated companies. Pearl Meyer & Partners assists the Company in identifying those companies against which it should measure the reasonableness of its compensation packages (the “Peer Group”) and compiles and presents data from the Peer Group. For the latest market study completed during fiscal year 2009, Pearl Meyer & Partners recommended, and the Compensation Committee approved the use of the following Peer Group consisting of 23 publicly-traded restaurant and retail companies:

Ann Taylor Stores Corp.	Denny’s Corp.
Barnes & Noble, Inc.	DineEquity, Inc. (Applebee’s)
Bob Evans Farms, Inc.	The Dress Barn, Inc.
Brinker International, Inc.	Foot Locker, Inc.
Burger King Holdings, Inc.	Landry’s Restaurants, Inc.
California Pizza Kitchen, Inc.	O’Charley’s, Inc.
CBRL Group, Inc.	Panera Bread Company
The Cheesecake Factory Incorporated	P F Chang’s China Bistro, Inc.
Chico’s FAS, Inc.	Red Robin Gourmet Burgers
Chipotle Mexican Grill, Inc.	Texas Roadhouse, Inc.
CKE Restaurants, Inc.	Wendy’s/Arby’s Group, Inc.
Darden Restaurants, Inc.

     The companies in the Peer Group were selected based on having similar business models, in the same or similar industries, and comparable annual revenues and market capitalization. Compared to the prior executive compensation peer group, this Peer Group is focused more directly on the casual dining sector and has a reduced median revenue size and dispersion (low to high) in order to be more comparable to the Company.

     When reviewing and assessing executive compensation levels relative to the Peer Group, the Compensation Committee uses the following as general guidelines:

Compensation Element	Target Competitive Positioning - Executives	Target Competitive Positioning - CEO
Base Salary	In the range of 50th to 75th Percentile of Peer Group. (Driven by individual experience, tenure, roles, and responsibilities.)	May be up to 90th Percentile of Peer Group. (Driven by experience, roles and responsibilities, and strategic importance to the Company.)
Total Cash Compensation (Base Salary + Target Annual Cash Incentives)	In the range of 50th to 75th Percentile of Peer Group. (Based on achievement against pre- established annual incentive targets.)	May be up to 90th Percentile of Peer Group. (Based on achievement against pre- established annual incentive targets.)
Total Direct Compensation (Total Cash Compensation + Long-Term Equity Incentives)	In the range of 50th to 75th Percentile of Peer Group. (Primarily based on achievement of total shareholder return and achievement of strategic long-term business objectives.)	May be up to 90th Percentile of Peer Group. (Primarily based on achievement of total shareholder return and achievement of CEO-specific long- term business objectives.)

     These guidelines apply to the target compensation levels for achieving target performance goals and reflect the Company’s desired emphasis on superior pay for superior performance. As discussed below, actual compensation has been below expectations, resulting in the competitiveness of actual compensation in recent years being below the targeted compensation positioning described above.

     In addition to the competitive positioning of compensation relative to the Peer Group, the Compensation Committee considers a variety of other relevant factors including the executive’s experience, tenure, roles and responsibilities, and the importance of the role relative to the Company’s short-term and long-term success. In considering these factors, the Compensation Committee relies on its overall judgment and does not use a specific formula or weighting of the various factors.

     The Company’s goal is to pay total compensation to its Chief Executive Officer that is comparable to the compensation of chief executive officers of companies whose compensation practices are up to the 90th percentile of the Peer Group. The Company’s Chief Executive Officer, Samuel E. Beall, III, founded Ruby Tuesday in 1972 and has been instrumental in the growth and development of the Company from its single-restaurant origin to an internationally recognized brand with 901 Company-owned and franchised Ruby Tuesday locations as of June 2, 2009. Given his knowledge, skills, and over 37 years of experience in the casual dining industry, the Compensation Committee believes that it is appropriate to compensate Mr. Beall at the higher end of the Peer Group range.

     For other executives, the Company’s goal is to pay total compensation comparable to that of similarly-situated executives of companies in the 50th to 75th percentile of the Peer Group. The Compensation Committee feels that this range is sufficient to attract and retain executives who are high performers.

     In addition, the Company strives to align each component of total compensation with the corresponding compensation component for the Peer Group. In terms of the mix of compensation elements, the Company seeks to achieve an appropriate balance between fixed and variable compensation and between short-term and long-term incentives. For fiscal year 2009, the targeted compensation structure for the Named Executives resulted in a target pay mix that was 22% fixed (base salary) and 78% variable (short-term and long-term incentives) and 41% short-term (base salary and short-term incentives) and 59% long-term (long-term incentives).1 This target pay mix is aligned with the Company’s performance-based pay philosophy, is similar to the target pay mix provided by the Peer Group, and is not believed to encourage “excessive risk taking.”

     In addition to the key components, the Company sponsors an executive retirement plan and a deferred compensation plan and provides certain other benefits to all executives of the Company, as well as severance and change-of-control benefits to the Chief Executive Officer, each of which are more fully described below.

Key Components of Compensation

Base Salary

     A portion of each executive’s compensation is comprised of base salary because the Compensation Committee believes it is appropriate to provide predictability and a fixed, liquid component in the compensation package. The Company’s general approach for base compensation of its executives, including the Chief Executive Officer and the Named Executives, is to establish salary ranges for position classes with market targets that are at the 90th percentile of the Peer Group for the Chief Executive Officer and in the 50th to 75th percentile for the Named Executives. Individual base salaries are based on a number of considerations including time in the position and individual performance.

____________________

1	These calculations include both the long-term equity awards made in April 2008 and July 2008 because they both related to fiscal year 2009 performance. The Company transitioned the grant cycle for long-term equity awards from April to July in order to allow the Compensation Committee to have greater visibility into the Company’s expected performance for the year during which the performance metrics for earning performance shares can be achieved.

     Base salaries for executives are generally set by the Compensation Committee at its meeting typically held in July. Any modifications made at that meeting are implemented retroactively to the first day of the then-current fiscal year. Adjustments to base salaries and salary ranges reflect the Compensation Committee’s assessment of average movement in the competitive market as well as improvement in individual performance. The Chief Executive Officer’s base salary for fiscal year 2009 was governed by his employment agreement with certain modifications that he agreed to as described in more detail below. Otherwise, the Compensation Committee is free to set executive base salaries at a level deemed appropriate for the individual executive and his or her position. While determining base salaries, the Compensation Committee is mindful of its goal to keep executive base salaries (other than the Chief Executive Officer’s) comparable to the base salaries of similar executives at companies in the 50th to 75th percentile of the Peer Group.

     The most recent competitive market study prepared by Pearl Meyer & Partners concluded that the Chief Executive Officer’s base salary was slightly above the 90th percentile of the peer group. Although this was only one of the factors considered by the Compensation Committee, for fiscal year 2010 the Chief Executive Officer agreed to reduce his base salary below the base salary provided for pursuant to his employment contract in order to align his base salary more closely with the 90th percentile in accordance with the desired compensation positioning strategy. For the other Named Executives as a group, the competitive market study concluded that base salaries were near the 75th percentile. Because this is near the top of the desired range, no base salary increases were recommended or approved for fiscal year 2010.

Annual Cash Incentive Compensation

     The Company’s annual incentive plan directly links annual cash incentive payments to the accomplishment of predetermined and Board-approved financial and operating goals. It provides cash compensation to the Named Executives to the extent that these goals are met.

     Annual cash incentive plans are established by the Compensation Committee for all executives of the Company including the Chief Executive Officer, whose incentives are determined pursuant to the 2006 Executive Incentive Compensation Plan (“Executive Incentive Plan”). Any performance metric available under the Executive Incentive Plan is also available under the Cash Bonus Plan for the other Named Executives. In determining these plans, the Compensation Committee considers each executive’s respective organizational level and responsibilities, as well as competitive market practices. It is the Compensation Committee’s goal to offer annual incentive plans that provide compensation comparable to the incentive compensation available to similarly situated executives at companies in up to the 90th percentile of the Peer Group for the Chief Executive Officer and the 50th to 75th percentile for other executives.2

     Corporate performance goals are established by the Compensation Committee near the beginning of each fiscal year. These goals are closely aligned with the Company’s overall business strategy of maximizing financial return to shareholders, prudently investing capital, and increasing the Company’s sales and are designed to emphasize those areas in which the Compensation Committee wishes to incent executive performance. In setting the performance goals, the Compensation Committee attempts to provide targets that are ambitious enough to drive executive performance while being conscious of the need to attract and retain top executive talent. The Compensation Committee retains the discretion to increase or decrease annual incentive payments based on a number of factors, including nonrecurring events affecting the Company or its financial statements or changes in law or accounting. In making such adjustments, however, the Compensation Committee considers whether the changes would cause any portion of an award to be nondeductible under Section 162(m) of the Internal Revenue Code as described

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2	For the purposes of comparison to the Peer Group in setting annual cash incentive compensation, it is assumed that each executive will achieve “target” level goals.

more fully in the “Deductibility of Executive Compensation” section of this Proxy Statement. In addition, a material deficiency in internal control, an unfavorable variance in aggregate budgets (if applicable), or disregard for the Ruby Tuesday Mission and Brand Promises may lead to a reduction in an annual incentive payment.

     For fiscal year 2009, the performance metrics for executives and certain eligible employees of the Company’s Restaurant Support Center were same restaurant sales, EBITDAR (as defined in the Company’s amended revolving credit facility, which is as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2009, and subject to certain adjustments3) and certain corporate objectives set forth in the grid below (the “Corporate Objectives”).

				% of potential
				Annual Cash
		Target	Maximum	Incentive
Metrics and payout by percent of target	Entry (50%)	(100%)	(200%)	Compensation
Same Restaurant Sales Growth	-7.5%	-5.0%	0%	37.5%
EBITDAR ( in millions)	$194	$217	$246	37.5%
Corporate Objectives:
General and Administrative Expense less	102% of	100% of	96% of
than or equal to Budget	Budget	Budget	Budget	5.0%
Guest Satisfaction Index Results	52.5%	55.0%	60.0%	5.0%
Management Turnover	26.0%	24.0%	20.0%	5.0%
Team Turnover (hourly employees)	126.0%	124.0%	120.0%	5.0%
Growth in Average Net Check per Guest	$0.16	$0.18	$0.22	5.0%

     Same restaurant sales and EBITDAR were each weighted 37.5% and Corporate Objectives were collectively weighted 25% for purposes of determining how much of the potential annual cash incentive was earned by achieving the above metrics. Each of these metrics, including each Corporate Objective, stood alone for purposes of determining whether a Named Executive earned the related portion of his or her potential annual cash incentive. Payout levels of the annual cash incentive were interpolated once a Named Executive was deemed eligible for the entry level bonus for a particular metric but were capped at the maximum annual cash incentive.

     For Named Executives other than the Chief Executive Officer, annual incentive compensation awards were based on the following, depending on the structure of the individual executive’s incentive plan:

	Percentage of Base Salary
Name	Entry	Target	Maximum
Kimberly S. Grant, Executive Vice President	40%	80%	160%
Marguerite N. Duffy, Senior Vice President – Chief Financial Officer	30%	60%	120%
Nicolas N. Ibrahim, Senior Vice President – Chief Technology Officer	30%	60%	120%
Robert F. LeBoeuf, Senior Vice President – Chief People Officer	25%	50%	100%

     Performance for fiscal year 2009 measured against the performance goals resulted in $1,556,048 incentive compensation to the Named Executives. The cash incentives earned for fiscal year 2009 represented 58.8% of the target annual cash incentive for the Chief Executive Officer and 64.2% for the other Named Executives. This was the 3rd straight year that earned cash incentives were below target cash incentive levels, reflecting a strong link between executive pay and overall company performance.

____________________

3	When the Compensation Committee approved the performance goal for fiscal year 2009, the formula for determining whether the performance goal had been achieved included adjustments to allow the Compensation Committee to disregard the impact of charges related to (i) the adoption of new tax or accounting rules; (ii) certain high-level strategic initiatives of the Company; and (iii) external events beyond the control of the Company.

The competitive market study prepared by Pearl Meyer & Partners concluded that actual total cash compensation levels (base salary plus actual annual cash incentives earned) were positioned near the 30th percentile of the Peer Group.

     The performance goals for fiscal year 2010 are substantially similar to the performance goals for fiscal year 2009, are difficult to meet, and are expected to be more challenging to meet than the fiscal year 2009 performance goals due to the Company’s relatively strong performance in its third and fourth quarters of fiscal year 2009.

Equity Ownership

     The Company believes that equity ownership plays a key role in aligning the interests of Company personnel with Company shareholders. To reinforce this philosophy, ownership requirements for the Company’s Common Stock have been developed for the Company’s top executives. The following requirements apply to various organization levels: Chief Executive Officer, 100,000 shares; Executive Vice President, 50,000 shares; Senior Vice Presidents, 15,000 shares; and certain Vice Presidents, 5,000 shares. These objectives may be accomplished through the receipt of awards of restricted shares, the exercise of stock options, other stock incentives, open market purchases by the employee on his or her own behalf or by a spouse or on behalf of children under age 21, or through participation in the Company’s Predecessor Plan.

     Equity awards are also the Company’s primary long-term incentive for executives and are intended both as a reward for positive long-term decisions and as a retention tool for the Company. In the past, the Company has favored stock options over restricted stock. However, as the casual dining sector of the restaurant industry has matured, it has become increasingly competitive. These market conditions, in addition to the adoption of SFAS 123(R), have led the Company to transition its equity-award philosophy away from 100% stock options to a position that is more focused on a blend of stock options and restricted stock. In addition to assisting executives in meeting ownership requirements when performance criteria are achieved, this position may be a superior retention tool in the current market because restricted stock has value even in a slow-growth or no-growth stock-price environment.

     Executive Stock Option Program. The Company has an Executive Stock Option Program (“ESOP”) under its 2003 Stock Incentive Plan (“SIP”), which provides for option grants to its executives and other key employees at the regional partner level and above, depending upon the key employee’s position within the Company. The options are issued at fair market value and4 have a five or seven-year term.

     The number of options awarded to an executive in a given year is based on the Company’s stated goal of providing equity compensation that is comparable to the level of equity compensation provided to similarly situated executives at companies approximating the 90th percentile of the Peer Group for the Chief Executive Officer and the 50th percentile for other executives, although grants above the 50th percentile may be provided due to retention concerns or superior achievement. While being mindful of that goal, the Compensation Committee is generally free to award the number of options it feels is appropriate based on an individual executive’s contribution to the Company and performance for the year.

____________________

4	The ESOP defines “fair market value” as “the closing price at which Stock shall have been sold on the last trading date prior to that date as reported by a national securities exchange selected by the Committee on which the shares of Stock are then actively traded and published in The Wall Street Journal.”

     Restricted Stock. The Company granted a restricted stock award of 50,000 shares to its Executive Vice President, Kimberly S. Grant, on October 5, 2005. Pursuant to the restricted stock award agreement, 1/3 of these shares vested on October 5, 2008, another 1/3 of the shares will vest on October 5, 2009, and the remaining shares will vest on October 5, 2010, provided that Ms. Grant remains employed with the Company on each of these dates.

     As discussed above, the Company has begun to grant restricted stock to its executives pursuant to the terms of the SIP. Vesting of the restricted stock is subject to performance conditions, service conditions or both.

     On April 2, 2008 and on July 18, 2008, the Company approved restricted stock awards for executives with a performance condition based on fiscal year 2009 performance targets.5 The performance conditions were satisfied to the extent (i) the debt to EBITDAR ratio as finally reported by the Company to its lenders for fiscal year 2009 fell within a specified range as set forth in the award, and/or (ii) the same-restaurant sales performance as reported by the Company in its Annual Report on Form 10-K filed with the SEC for fiscal year 2009 showed specified levels of change.6

     Pay out of the award is based upon the combined outcome under the two performance goals. The award did not permit total pay out to exceed 100% of the stated number of restricted shares awarded to each Named Executive. Performance for fiscal year 2009 measured against these performance goals resulted in 476,907 shares of restricted stock becoming earned by the Named Executives, approximately 46.8% of the shares that they could have earned from the April 2, 2008 and July 18, 2008 grants.

     For these awards, the service condition is satisfied if the executive provides continuous service to the Company for the period beginning with the grant date through the date or dates described in the following vesting schedule:

Percentage of Restricted Shares
Continuous Service Date	which are Vested Shares
Prior to June 2, 2009	0%
June 3, 2009 through June 1, 2010	33 1/3%
June 2, 2010 through May 31, 2011	66 2/3%
June 1, 2011 and after	100%

     The amount of restricted stock awarded to an executive in fiscal year 2009 was based upon the Company’s stated goal of providing equity compensation that is comparable to the level of equity compensation provided to similarly situated executives at companies in the 75th to 90th percentile of the Peer Group for the Chief Executive Officer and the 50th to 75th percentile for other executives. While being mindful of that goal, the Compensation Committee is generally free to award the number of restricted shares it feels is appropriate based on an individual executive’s contribution to the Company and performance for the year.

____________________

5	These awards were made in both April and, in a smaller amount, July in order to transition the grant cycle for long-term equity awards to July to allow the Compensation Committee to have greater visibility into the Company’s expected performance for the year during which the performance metrics for earning the performance shares can be achieved. The Company expects that beginning in fiscal year 2010 the larger (or only) annual long-term equity awards will occur in July.

6	The formula for determining whether the debt to EBITDAR ratio performance goal is achieved includes adjustments to allow the Compensation Committee to disregard the impact of charges related to (i) the adoption of new tax or accounting rules; (ii) certain high-level strategic initiatives of the Company; and (iii) external events beyond the control of the Company.

     The competitive market study completed in 2009 concluded that target grant values were slightly above the 75th percentile of the Peer Group. Although this is only one of many factors considered, the Chief Executive Officer recommended and the Compensation Committee approved reductions in the targeted grant values for fiscal year 2010 and beyond in order to more closely align with market practices. The study also concluded that a majority of industry peers included service-based restricted stock in the long-term incentive mix for retention purposes. Based on this information and other factors relevant to the recruitment and retention of talent at the Company, the Chief Executive Officer recommended and the Compensation Committee approved the inclusion of service-based restricted stock in the long-term incentive grant mix for fiscal year 2010. On July 7, 2009, the Compensation Committee approved restricted stock awards for executives with a service condition. The service condition for this award is satisfied if the executive provides continuous service to the Company through August 1, 2012.

     On July 7, 2009, the Compensation Committee also approved restricted stock awards for executives with a performance condition based on fiscal year 2010 performance targets. For these awards, the service condition is satisfied if the executive provides continuous service to the Company for the period beginning with the grant date through the date or dates described in the following vesting schedule:

Percentage of Restricted Shares
Continuous Service Date	which are Vested Shares
Prior to August 1, 2010	0%
August 1, 2010 through July 31, 2011	33 1/3%
August 1, 2011 through July 31, 2012	66 2/3%
August 1, 2012 and after	100%

     The performance condition is satisfied if the adjusted total debt to EBITDAR ratio as finally reported by the Company to its lenders for fiscal year 2010 is equal to or below a certain threshold set forth in the award. This threshold or target level set by the Compensation Committee is challenging and is aligned with the Company’s performance goals for fiscal year 2010.

Perquisites and Other Benefits

Perquisites

     In fiscal year 2009, the Company maintained one airplane for business travel by the Company’s employees. In addition to business travel, the Board of Directors has expressed a preference for the Chief Executive Officer and his family and, upon the approval of the Chief Executive Officer, other executives and their families, to use the Company’s airplane for personal travel. The Chief Executive Officer and other executives are required to pay the Company in advance of such travel in an amount equal to the incremental cost to the Company for such flights.

Executive Supplemental Pension Plan

     Eligible Named Executives of the Company participate in the Company’s Executive Supplemental Pension Plan (“ESPP”). The ESPP is a nonqualified, unfunded, defined-benefit retirement plan for selected employees. As a condition of entry into the ESPP, future participants generally must complete five years of continuous service in one or more qualifying job positions and must have achieved a minimum salary threshold, as described in the ESPP. Benefits payable under the ESPP reduce the amount of benefits payable to a participant in the Management Retirement Plan.

Management Retirement Plan

     The Company’s Management Retirement Plan (“MRP”) provides a select group of management and highly compensated employees a defined level of retirement benefits. The MRP is a nonqualified, unfunded, defined-benefit retirement plan for employees with 15 or more years of credited service (as defined in the MRP) whose average annual compensation over a consecutive three calendar-year period equaled or exceeded $40,000. The MRP was frozen as of June 1, 2001, so that no additional benefits have accrued, and no new participants have been permitted since that date.

Retirement Plan

     The Company sponsors the Morrison Retirement Plan (the “Retirement Plan”). Under the Retirement Plan, participants are entitled to receive benefits based on salary and length of service. The Retirement Plan was frozen as of December 31, 1987, so that no additional benefits have accrued, and no new participants have been permitted since that date. The Retirement Plan is a tax-qualified, funded, defined-benefit plan. Benefits payable under the Retirement Plan reduce the amount of benefits payable to a participant in the ESPP or the MRP, as described above.

Deferred Compensation Plan

     The Company does not offer top executives the opportunity to participate in the Company’s 401(k) Plan. Instead, the Company maintains the 2005 Deferred Compensation Plan (“Deferred Compensation Plan”) under which eligible employees may elect to defer the same amount of annual compensation as participants in the Company’s 401(k) Plan may contribute to that plan. Currently, participants in the Deferred Compensation Plan may defer up to 50% of their annual base compensation to a maximum generally of $16,500 annually. Effective as of January 1, 2007, the Company ceased making a matching contribution for executives who hold a position of Senior Vice President or above and who participate in the ESPP. Effective January 1, 2009, for eligible participants, the Company makes a matching contribution according to a sliding scale based on achievement of a same-restaurant sales performance factor and on years of service.

Executive Life Insurance Plan

     The Company also maintains an Executive Life Insurance Plan (“ELIP”) which provides participants with a life insurance benefit equal to four times their annual base salary. Under the ELIP, the Company purchases a term life insurance policy in each participant’s name and pays the premium on such policy during the participant’s employment with the Company. At retirement, the participant may choose to assume payment of the premium to continue the coverage.

     The Company also provides a group Accidental Death & Dismemberment policy for executives who participate in the ELIP. This policy provides for coverage in the amount of four times base salary up to a maximum of $1 million. The Company pays the premiums on this policy until coverage terminates at either retirement or separation from service.

Chief Executive Officer Compensation

     Mr. Beall’s base salary is computed pursuant to the terms of his employment agreement and recommendations from the Compensation Committee, which took into consideration the terms of his employment agreement and competitive market data. Mr. Beall agreed to an increase in his base salary of only 3.5% for fiscal year 2009, even though his employment agreement provides for an increase of 4%. Similarly, for fiscal year 2010, Mr. Beall agreed to a decrease in both his base salary and his target annual incentive, despite the increase provided for in his employment agreement. Both the lesser increase for 2009 and the decrease for 2010 were implemented in order to keep his base salary in line with the

Company’s compensation strategy. Additional discussion is provided in the “Employment Agreement” section of this Proxy Statement.

Executive Incentive Plan

     The Executive Incentive Plan was approved at the 2006 Annual Meeting of Shareholders. Pursuant to the Executive Incentive Plan, eligible executives may earn a cash bonus based on a percentage of their salary if predetermined performance goals are achieved by the Company. For fiscal year 2009, the Chief Executive Officer was the only executive eligible for the Executive Incentive Plan. According to Mr. Beall’s employment agreement, his target bonus opportunity is equal to 100% of base salary and maximum bonus opportunity is equal to 175% of base salary. However, in order to offset the decrease in potential total cash compensation because Mr. Beall’s base salary was increased by less than the contractually agreed upon percentage, the Compensation Committee expanded the range of bonus opportunity for fiscal year 2009 such that his bonus opportunity was 75%, 125%, and 200% of his base salary if the Company achieved “entry,” “target,” or “maximum” performance goals, respectively. For fiscal year 2009, the performance goal was based on the metrics set forth in the “Annual Cash Incentive Compensation” section of this Proxy Statement. Performance for fiscal year 2009 measured against the performance goals resulted in $856,136 of incentive compensation to the Chief Executive Officer.

Employment Agreement

     The Company has an employment agreement with Mr. Beall pursuant to which he has agreed to serve as Chief Executive Officer of the Company until July 18, 2010. The employment agreement may continue for any subsequent renewal periods agreed to by the Company and Mr. Beall.

     Under the employment agreement as amended to date, Mr. Beall is compensated at an initial base salary of $860,000 a year, adjusted annually by an amount equal to the greater of (a) four percent (4%) of the base salary then in effect, or (b) an amount determined by the Board of Directors, or an appropriate committee thereof, based on Peer Group competitive market data. Mr. Beall’s base salary for fiscal year 2010 has been decreased to $1,100,000. Mr. Beall agreed to this decrease, despite the increases provided for in his employment agreement, in order to keep his base salary in line with the Company’s compensation strategy. In addition, under the employment agreement, he is entitled to an annual bonus opportunity pursuant to the terms of the Executive Incentive Plan, based on performance criteria approved by the Compensation Committee with a target bonus equal to 100% of base salary and a maximum bonus equal to 175% of base salary.7

     Under the employment agreement, Mr. Beall is also entitled to participate in such long-term incentive compensation programs as may be developed from time to time for the senior management of the Company, including annual grants of share-based compensation and life insurance coverage providing a death benefit of not less than four times base salary, payable to such beneficiary or beneficiaries as Mr. Beall may designate. This life insurance obligation may be satisfied in whole or in part by his participation in the Company’s ELIP.

____________________

7	As previously disclosed, in order to offset the decrease in potential total cash compensation resulting from the lack of increase to Mr. Beall’s base salary for fiscal year 2008, at its July 11, 2007 meeting, the Compensation Committee expanded the range of bonus opportunity such that his bonus opportunity was 75%, 125%, and 200% of his base salary if the Company achieved “entry,” “target,” or “maximum” performance goals, respectively. At its July 18, 2008 meeting, the Compensation Committee decided to maintain this expanded range of bonus opportunity due to the increase in Mr. Beall’s base salary by less than the contractually agreed upon percentage for fiscal year 2009 and the resultant further decrease in his potential total cash compensation.

     At its July 8, 2008 meeting, the Compensation Committee approved the second amendment to Mr. Beall’s employment agreement primarily for purposes of implementing technical changes regarding deferred compensation and service arrangements in compliance with Section 409A of the Internal Revenue Code. The second amendment includes changes for payments associated with a termination of Mr. Beall’s employment based on a change in control and a termination without cause or due to retirement. In each case the changes were designed to protect the deductibility of future bonus payments. The second amendment also adds a schedule for future long-term incentive awards, includes a formula for calculating the amount of any lump-sum payment to Mr. Beall under the Company’s ESPP, and revises the events that would support a resignation for good reason following a change of control.

     With respect to future annual equity awards, the second amendment provides for an increase in such awards by no less than four percent (4%) (or a greater amount determined to be appropriate by the Compensation Committee in consultation with its independent compensation consultants), in accordance with the following formula:

The target value of future equity incentive awards for each fiscal year shall be the sum of (a) plus (b) where:
(a)	is the grant-date value of equity incentive award(s) granted at target level for the immediately preceding fiscal year, and
(b)	is the greater of (i) four percent (4%) multiplied by (a), or (ii) the increase as may be recommended by the Company’s independent compensation consultants based on peer-group competitive market data.

     Subsequently, on July 30, 2008, the Compensation Committee approved a third amendment to Mr. Beall’s employment agreement in order to extend the termination date of the agreement from June 18, 2010 to July 18, 2010. The Committee approved this extension in order to maintain the intent of the original employment agreement with respect to Mr. Beall’s ability to participate in future long-term incentive compensation programs for senior management due to a change in the grant cycle for long-term equity compensation. The third amendment also synchronized the lump sum payment schedule for Mr. Beall’s executive supplemental pension with the new termination date as follows:

Effective Date of Retirement	Lump Sum Amount
On or after June 3, 2008, but prior to June 2, 2009	$7,584,587
On or after June 2, 2009, but prior to June 1, 2010	$7,740,709
On or after June 1, 2010, but prior to or on July 18, 2010	$8,068,250

     If Mr. Beall’s effective date of retirement is later than June 3, 2008, but prior to June 1, 2010, the lump sum amount will be an amount between the lump sum amounts indicated as determined by straight-line interpolation.

     On October 8, 2008, the Compensation Committee approved a fourth amendment to Mr. Beall’s employment agreement in order to correct wording regarding calculating a payment to Mr. Beall in connection with a qualified termination. This amendment was to maintain the original intent of the provision prior to its previous amendment to comply with recent tax regulations.

     The employment agreement, as amended to date, provides that in the event of a qualified termination of Mr. Beall’s employment following a change of control, or if the Company terminates his employment other than for cause (defined herein), he will be entitled to receive:

(i)	payment of any obligations accrued but unpaid as of the date of termination;
(ii)	payment of a lump sum amount equal to three times his Adjusted Base Salary then in effect (as defined in his employment agreement);

(iii)	payment of a percentage of the base salary amount in effect when the qualified termination occurs, which percentage is determined in accordance with the following table:

Fiscal Quarter in Which the
Qualified Termination Occurs	Applicable Percentage
First	25%
Second	50%
Third	75%
Fourth	100%;

(iv)	payment of earned but unused vacation through the end of the calendar month in which such qualified termination occurs; and
(v)	the provision of health, life and disability coverage to Mr. Beall and eligible dependents for a period of 36 months at active employee rates (or reimbursement for the cost of replacement coverage to the extent such continued coverage cannot be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to Mr. Beall or other plan participants). Payment of obligations under any other employee benefit plans will be determined in accordance with the provisions of those plans; provided, however, that Mr. Beall’s benefit under the Company’s ESPP shall be determined by increasing his actual years of continuous service (as defined in such plan) by an additional three years. These payments will be “grossed up” for any excise tax Mr. Beall may be required to pay under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

     As part of the employment agreement, Mr. Beall agreed to maintain the confidentiality of the Company’s confidential information and preserve the Company’s trade secrets during the term of the employment agreement and for a period of two years following termination of the employment agreement with respect to confidential information, and with respect to trade secrets for as long as the information qualifies as a trade secret under applicable law.

     In addition, Mr. Beall agreed that during his employment and for a period of three years thereafter he will not (a) (except on behalf of, or with the prior written consent of, the Company), engage in any business that is the same as or essentially the same as the business of the Company; and (b) solicit or recruit any employee of the Company with whom he worked or had dealings in the course of his employment with the Company. Mr. Beall also agreed that at any time during or after his employment with the Company, he will not make any disparaging remarks to the public regarding the Company or otherwise attempt to cast the Company in an unfavorable light.

     Under the employment agreement, “Cause” means, with respect to termination of Mr. Beall’s employment by the Company:

(a)	conviction of a felony;
(b)	conduct constituting a willful refusal to perform any material duty assigned by the Board of Directors;
(c)	conduct that amounts to fraud against the Company or its affiliates;
(d)	a breach of the terms of the employment agreement that is materially injurious to the Company or its affiliates; or
(e)	conduct that amounts to willful gross neglect or willful gross misconduct resulting in material economic harm to the Company or its affiliates.

     “Change of Control” generally means:

(a)	the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, subject to certain exceptions;

(b)	a change in the composition of the Board of Directors within any 12-month period such that the persons who were directors of the Company immediately before the beginning of that 12-month period (the “Incumbent Directors”) or who were elected to the Board of Directors by, or on the recommendation of or with the approval of, at least 2/3 of the directors who then qualified as Incumbent Directors, shall cease to constitute at least a majority of the Board of Directors; provided, however, that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) relating to the election of directors shall be deemed to be an Incumbent Director;
(c)	the approval by the shareholders of the Company of a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, or consolidation do not immediately thereafter own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged, or consolidated company’s then outstanding voting securities;
(d)	the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or
(e)	the liquidation or dissolution of the Company.

     “Qualified Termination” means, during the term of the employment agreement, any one of the following events:

(a)	a voluntary Termination (as defined in Mr. Beall’s employment agreement as amended) by Mr. Beall for any reason within 12 months following a Change of Control; or
(b)	a voluntary Termination by Mr. Beall following a Change of Control for any one of the following reasons:
	(i)	a reduction in his base salary at that time or a reduction in his target bonus opportunity, expressed as a percentage of base salary;
	(ii)	a failure to elect or re-elect him to the positions of Chief Executive Officer and Chairman of the Board of Directors;
	(iii)	a material diminution in his duties or responsibilities;
	(iv)	a change in supervisory authority such that he no longer reports directly to the Board of Directors;
	(v)	a material diminution in the budget authority over which he retains authority;
	(vi)	a material change in the geographic location at which he must perform his duties; or
	(vii)	any other action or inaction that constitutes a material breach of his employment agreement.

     The Company estimates the value of the compensation and benefits payable under the change-of-control provisions of Mr. Beall’s employment agreement as of June 2, 2009, if such provisions were triggered by a change of control, to be approximately $9,064,438. Additional discussion is provided in the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is “performance based.” The determination of whether compensation is performance based depends on a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. In order to preserve the Company’s ability to deduct certain performance-based compensation under Section 162(m) of the Internal Revenue Code, the Compensation Committee recommended that the Company seek shareholder approval for the Executive Incentive Plan. Pursuant to the Compensation Committee recommendation, the Company submitted to the shareholders for approval, and they approved, the Executive Incentive Plan at the 2006 Annual Meeting of Shareholders. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m) of the Internal Revenue Code, the Compensation Committee, in structuring compensation programs for the Company’s top executive officers, intends to give strong consideration to the deductibility of awards.

COMPENSATION COMMITTEE REPORT

Board of Directors and Compensation Committee

     The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on this review, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the SEC.

     This report is submitted by the Compensation Committee, the current members of which are named below.

COMPENSATION COMMITTEE
Stephen I. Sadove (Chair)
Claire L. Arnold
James A. Haslam, III

SUMMARY COMPENSATION TABLE

     The following table summarizes the total compensation paid to or earned by each of the Named Executives during fiscal years 2007, 2008 and 2009.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards ($)	Awards ($)	Compensation	Earnings ($)	Compensation
Position	Year	($) (1)	($) (2)	(3)	(3)	($) (4)	(5)	($) (6)	Total ($)
Samuel E.	2009	1,164,375	-	616,089	752,304	856,136	636,786	15,489	4,041,179
Beall, III	2008	1,125,000	-	2,429,902 (7)	5,636,543 (7)	-	-	16,303	9,207,748
	2007	1,125,000	-	348,520	3,837,990	349,091	479,709	58,836	6,199,146
Chairman of the Board, Chief Executive Officer and President
Marguerite	2009	430,560	-	193,918	353,545	165,716	204,767	2,885	1,351,391
N. Duffy	2008	416,000	-	24,338	496,496	-	121,337	2,151	1,060,322
	2007	400,000	-	15,807	602,568	74,473	145,376	16,206	1,254,430
Senior Vice President – Chief Financial Officer
Kimberly S.	2009	465,750	-	522,634	607,362	239,014	179,657	1,875	2,016,292
Grant	2008	450,000	-	311,694	746,454	-	391,366	8,948	1,908,462
	2007	400,000	-	100,580	773,372	99,297	-	12,568	1,385,817
Executive Vice President
Nicolas N.	2009	430,560	-	162,891	342,037	165,716	126,996	12,496	1,240,696
Ibrahim	2008	416,000	-	17,915	506,532	-	85,279	7,341	1,033,067
	2007	400,000	-	15,807	633,534	74,473	251,719	3,687	1,379,220
Senior Vice President – Chief Technology Officer
Robert F.	2009	403,650	-	108,595	263,825	129,466	219,644	4,435	1,129,615
LeBoeuf(8)
Senior Vice President – Chief People Officer

____________________

(1)	Represents actual base salary payments made to the Named Executives in fiscal years 2009, 2008 and 2007.

(2)	Represents non-performance based guaranteed cash payments. In fiscal years 2009, 2008 and 2007, no non-performance based guaranteed cash payments were made to any Named Executive as all cash incentives were performance-based and reflected in the column titled "Non-Equity Incentive Plan Compensation."

(3)	Represents compensation costs as reflected in the Company's Consolidated Financial Statements under SFAS 123(R) of performance-based restricted stock awards in the "Stock Awards" column above and nonqualified stock options in the "Option Awards" column above. Pursuant to SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The Company calculates the SFAS 123(R) grant date fair value of restricted shares as the closing value of Ruby Tuesday, Inc. common stock on the date prior to the grant date. The restricted shares awarded in fiscal years 2009, 2008 and 2007 have a grant date fair value of $7.00, $7.82, and $28.19, respectively. For purposes of calculating the compensation costs, the fair value of Mr. Beall’s performance-based restricted shares awarded in fiscal years 2009 and 2008 was reduced as he was retirement eligible on the date of grant which rendered the service condition non-substantive under SFAS 123(R). The compensation cost reflected for the stock awards is based on those performance-based restricted shares that are expected to vest. The amounts shown for fiscal year 2008 reflect the reversal of the amounts recorded for fiscal year 2007 as the performance conditions were not met and the shares were forfeited. Additionally, Ms. Grant received a restricted share award in fiscal year 2006 which has a grant date value of $21.13. The assumptions used in calculating the grant date fair value of the stock option awards are described below:

	Interest		Dividend	Expected Term
Grant Date	Rate (%)	Volatility (%)	Yield (%)	(Years)
June 18, 1999*	5.8	35.9	0.5	9.0
October 5, 2000*	6.0	43.7	0.4	7.0
March 30, 2005	4.0	35.3	1.8	3.5
March 28, 2006	4.7	30.6	1.5	3.5
April 11, 2007	4.7	27.0	1.8	4.0 **
April 2, 2008	2.1	35.7	0.0	4.0
July 18, 2008	3.1	39.6	0.0	4.0

*	Mr. Beall was the only Named Executive awarded stock options on these dates.
**	An expected term of 4.5 years was used to value Mr. Beall’s stock options awarded on April 11, 2007.

(4)	Represents pay outs under the Executive Incentive Plan for Mr. Beall and the Cash Bonus Plan as in effect for fiscal years 2009, 2008 and 2007 for the other Named Executives. Further discussion on the Executive Incentive Plan and non-equity incentive awards for other Named Executives can be found in the "Annual Cash Incentive Compensation" section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(5)	Represents the actuarial increase during fiscal years 2009, 2008 and 2007 in the pension value provided under pension plans only as the Company does not pay above-market or preferential earnings on non-qualified deferred compensation. The amount included for fiscal year 2007 is the difference between the actuarial present values of pension benefits measured as of March 31, 2006 and March 31, 2007 and the fiscal year 2008 amount is the difference in the actuarial present values of pension benefits measured as of March 31, 2007 and March 31, 2008. However, the amount for fiscal year 2009 is the difference between the actuarial present values of pension benefits measured as of March 31, 2008 and June 2, 2009 – 14 months rather than one year. March 31 was used as the measurement date prior to fiscal year 2009 because it was the date as of which the Company measured its retirement benefit obligations for accounting purposes. Beginning in fiscal year 2009, the Company changed its measurement date to the end of its fiscal year (June 2, 2009 for fiscal year 2009) to comply with Financial Accounting Standards Board Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

(6)	All Other Compensation for fiscal year 2009 is as follows:
		Registrant
		Contributions
		to Defined	Personal Use
		Contribution	of Company
Name	Insurance ($)	Plans ($)	Aircraft ($)	Total ($)
S. E. Beall, III	15,489	-	-	15,489
M. N. Duffy	2,885	-	-	2,885
K. S. Grant	1,875	-	-	1,875
N. N. Ibrahim	12,496	-	-	12,496
R. F. LeBoeuf	4,435	-	-	4,435

(7)	The increase in Mr. Beall's share-based compensation from fiscal year 2007 to fiscal year 2008 is due primarily to the acceleration of the expense recognition of the SFAS 123(R) grant date fair value of his share-based payment and the Company’s shift in philosophy regarding equity awards which caused an increase in restricted stock grants and a decrease in option award grants. Due to Mr. Beall becoming retirement eligible on April 1, 2008, any service condition associated with share-based awards which would normally have vested after his retirement eligibility date is deemed non-substantive under the provisions of SFAS 123(R). As a result, the entire compensation cost for his fiscal year 2008 share-based awards was immediately expensed on the date of grant. The grant date fair value, in the aggregate, of stock and option awards granted to Mr. Beall was $860,214 in fiscal year 2009, $3,686,572 in fiscal year 2008 and $4,588,094 in fiscal year 2007.

(8)	Mr. LeBoeuf was not a Named Executive in fiscal year 2008 or 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

								All Other
								Option
								Awards:			Grant Date
								Number of	Exercise or	Closing	Fair Value
								Securities	Base Price	Price on	of Stock
		Estimated Future Pay Outs Under Non-			Estimated Future Pay Outs Under			Underlying	of Option	Date of	and Option
		Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Options (3)	Awards (4)	Grant	Awards (5)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
S. E.	07/18/08	873,281	1,455,469	2,328,750
Beall, III	07/18/08				69,713	139,426	139,426				616,089
	07/18/08							99,998	7.00	6.60	244,125
M. N.	07/18/08	129,168	258,336	516,672
Duffy	07/18/08				10,715	21,429	21,429				150,003
	07/18/08							15,369	7.00	6.60	37,520
K. S.	07/18/08	186,300	372,600	745,200
Grant	07/18/08				18,000	36,000	36,000				252,000
	07/18/08							25,820	7.00	6.60	63,034
N. N.	07/18/08	129,168	258,336	516,672
Ibrahim	07/18/08				9,000	18,000	18,000				126,000
	07/18/08							12,910	7.00	6.60	31,517
R. F.	07/18/08	100,913	201,825	403,650
LeBoeuf	07/18/08				6,000	12,000	12,000				84,000
	07/18/08							8,607	7.00	6.60	21,012
____________________

(1)	Represents the potential pay out range as established under the Executive Incentive Plan for Mr. Beall and the Cash Bonus Plan as in effect for fiscal year 2009 for the other Named Executives. The Cash Bonus Plan pay out range is from 25% to 160% for Named Executives other than Mr. Beall. The Executive Incentive Plan pay out range for Mr. Beall is from 75% to 200% for fiscal year 2009. Further discussion of the Executive Incentive Plan and non-equity incentive awards for other Named Executives can be found in the "Annual Cash Incentive Compensation" section of the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual fiscal year 2009 pay out can be found in the column titled "Non-Equity Incentive Plan Compensation" in the “Summary Compensation Table” section of this Proxy Statement.

(2)	Represents the potential pay out range of performance-based restricted shares granted in fiscal year 2009. Awards vest based on the attainment of performance-based objectives in same-restaurant sales growth and achieving a certain leverage ratio for fiscal year 2009. Pay out of the award is determined by meeting the same-restaurant sales growth goal and/or by achieving the debt to EBITDAR ratio. The maximum pay out under each of the performance goals is 150% of the target award; however, the total pay out may not exceed the initial number of restricted shares awarded to each Named Executive. With the exception of Mr. Beall and in the absence of the Named Executive’s termination without cause, death, disability, retirement or due to a divestiture or a change in control, a minimum service requirement must be achieved in addition to the performance-based objectives for the awards to vest. Mr. Beall is entitled to retire at any time. Further details on the vesting schedule of these awards can be found in the “Outstanding Equity Awards at Fiscal Year-End For 2009” section of this Proxy Statement.

(3)	Represents nonqualified stock options granted with a five-year term. All awards vest over a 30-month period.

(4)	Represents the closing stock price of a Ruby Tuesday, Inc. common share on July 17, 2008, the day before the grant date in accordance with the terms of the SIP.

(5)	Represents the grant date fair value of the equity awards as determined in accordance with SFAS 123(R). With the exception of Mr. Beall, amounts shown for the performance-based restricted stock awards reflect pay outs at target. The amount shown for Mr. Beall represents the fair value of the performance-based restricted shares as adjusted for the impact of Mr. Beall’s retirement eligibility status on the date of grant. The assumptions used in calculating the SFAS 123(R) grant date fair value of these awards are discussed in Footnote 3 of the “Summary Compensation Table” section of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2009

	Option Awards				Stock Awards
					Number		Equity
					of		Incentive Plan		Equity Incentive
					Shares		Awards:		Plan Awards:
	Number of	Number of			or Units	Market	Number of		Market or Pay
	Securities	Securities			of Stock	Value of	Unearned		out Value of
	Underlying	Underlying			That	Shares or	Shares, Units		Unearned
	Unexercised	Unexercised			Have	Units of	or Other		Shares, Units or
	Options	Options	Option	Option	Not	Stock That	Rights That		Other Rights
	Exercisable	Unexercisable	Exercise	Expiration	Vested	Have Not	Have Not		That Have Not
Name	(#)	(#) (1)	Price ($)	Date	(#) (2)	Vested ($)	Vested (#)		Vested ($)
	482,667		25.30	03/30/10
	516,454		30.14	03/28/11
		305,260	28.19	04/10/12
S. E. Beall, III		201,884	18.44	12/18/12
		376,884	7.82	04/02/13			240,011	(3)	1,728,079
		99,998	7.00	07/18/13			69,713	(3)	501,934
	90,000		25.30	03/30/10
	100,000		30.14	03/28/11
M. N. Duffy		42,625	28.19	04/10/12
		60,241	7.82	04/02/13			38,363	(3)	276,214
		15,369	7.00	07/18/13			10,715	(3)	77,148
	90,000		25.30	03/30/10
	150,000		30.14	03/28/11
		85,250	28.19	04/10/12
K. S. Grant		101,205	7.82	04/02/13			64,450	(3)	464,040
		25,820	7.00	07/18/13			18,000	(3)	129,600
					33,333	239,998
	100,000		25.30	03/30/10
	100,000		30.14	03/28/11
N. N. Ibrahim		42,625	28.19	04/10/12
		50,602	7.82	04/02/13			32,225	(3)	232,020
		12,910	7.00	07/18/13			9,000	(3)	64,800
	90,000		25.30	03/30/10
	90,000		30.14	03/28/11
R. F. LeBoeuf		28,417	28.19	04/10/12
		33,735	7.82	04/02/13			21,484	(3)	154,685
		8,607	7.00	07/18/13			6,000	(3)	43,200
____________________

(1)	The vesting dates for each unexercisable stock option award are as follows:

Stock Option
Expiration Date	Vesting Date
04/10/12	10/11/09
12/18/12	06/18/10
04/02/13	10/02/10
07/18/13	01/18/11

(2)	Represents restricted stock award granted on 10/05/05. The vesting dates of the award are as follows:

Number of
Restricted Shares	Vesting Date
16,667	10/05/09
16,666	10/05/10

(3)	Represents performance-based restricted shares which will vest and pay out based on the attainment of same-restaurant sales growth goals and achieving a certain debt to EBITDAR ratio for fiscal year 2009. The number of shares displayed reflects the threshold number of shares that will be earned if the Company meets its threshold fiscal year 2009 same-restaurant sales growth and leverage-ratio requirement. On August 5, 2009, the Compensation Committee confirmed that the following performance-based restricted shares were earned: Mr. Beall, 289,649; Ms. Duffy, 45,897; Ms. Grant, 77,106; Mr. Ibrahim, 38,553; and Mr. LeBoeuf, 25,702. In addition to the performance conditions, the Named Executives must satisfy the following service condition in order for the award to vest:

Continuous Service Date	Vesting Percentage
Prior to 06/02/09	0%
06/03/09 – 06/01/10	33 1/3%
06/02/10 – 05/31/11	66 2/3%
06/01/11 – thereafter	100%

With the exception of Mr. Beall, the service condition as described above will be deemed satisfied and all unvested shares will vest according to fulfillment of the performance conditions if the following occurs after the last day of the Company’s 2009 fiscal year and if the Named Executive has provided continuous service through the date of such event: the Named Executive’s termination without cause or termination due to death or disability, retirement or due to a divestiture, or a change in control. Mr. Beall’s award is not subject to early vesting in the event of divestiture and he is entitled to retire at any time.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009

     The following table presents information regarding exercises of options to purchase shares of Common Stock during fiscal year 2009 by the Named Executives.

	Option Awards		Stock Awards
Number of
	Number of Shares		Shares	Value
	Acquired on	Value Realized	Acquired on	Realized on
Name	Exercise (#)	on Exercise ($)	Vesting (#)	Vesting ($)
S. E. Beall, III	-	-	-	-
M. N. Duffy	-	-	-	-
K. S. Grant	-	-	16,667	97,502
N. N. Ibrahim	-	-	-	-
R. F. LeBoeuf	-	-	-	-

NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Year-End
Name	Year ($) (1)	Year ($) (2)	Year ($)	($)	($)
S. E. Beall, III	-	-	(45,141)	-	269,295
M. N. Duffy	14,980	-	(152,900)	-	391,625
K. S. Grant	-	-	(18,283)	-	100,175
N. N. Ibrahim	-	-	(35,899)	-	165,064
R. F. LeBoeuf	-	-	(238)	-	8,011

____________________

(1)	Represents the base salary deferred by each Named Executive during fiscal year 2009. These deferrals are included in the "Salary" column of the "Summary Compensation Table" section of this Proxy Statement.

(2)	Represents the matching contributions credited to each Named Executive during fiscal year 2009. These amounts are included in the "All Other Compensation" column of the "Summary Compensation Table” section of this Proxy Statement.

     A description of the Deferred Compensation Plan can be found in the “Deferred Compensation Plan” section of the “Compensation Discussion and Analysis” section of this Proxy Statement.

PENSION BENEFITS FOR FISCAL YEAR 2009

		Number of	Present	Payments
		Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)	Benefit ($)	($)
	Ruby Tuesday, Inc. Executive
S. E. Beall, III	Supplemental Pension Plan	37	7,740,709	-
	Morrison Retirement Plan		196,264	-
M. N. Duffy	Ruby Tuesday, Inc. Executive
	Supplemental Pension Plan	19	917,972	-
K. S. Grant	Ruby Tuesday, Inc. Executive
	Supplemental Pension Plan	17	571,023	-
N. N. Ibrahim	Ruby Tuesday, Inc. Executive
	Supplemental Pension Plan	12	463,994	-
R. F. LeBoeuf	Ruby Tuesday, Inc. Executive
	Supplemental Pension Plan	23	1,032,762	-

     Messrs. Beall, Ibrahim, LeBoeuf, and Mses. Duffy and Grant have an accumulated benefit under the provisions of the ESPP. Additionally, Mr. Beall has an accumulated benefit under the provisions of the Retirement Plan. Key actuarial assumptions for the present value of accumulated benefit calculation can be found in Note 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2009.

     Material terms and conditions of the ESPP and Retirement Plan are described below.

Executive Supplemental Pension Plan

     A participant’s accrued benefit in the ESPP equals two and one half percent (2.5%) of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service (as defined in the ESPP) but not in excess of 20 years of such service, plus one percent (1%) of the participant’s highest five-year average base salary multiplied by the participant’s years and fractional years of continuous service in excess of 20 years, but not in excess of 30 years of such service, less the retirement benefit payable in the form of a single life annuity payable to the participant under the Retirement Plan and less an offset for Social Security benefits calculated based on the most generous formula in effect under the Social Security laws during the participant’s membership in the ESPP.

ESPP Benefit = 2.5% x Average Five-Year Base Salary x Years of Continuous
Service (not in excess of 20) + 1.0% x Average Five-Year Base Salary x Years of
Continuous Service (greater than 20 but not in excess of 30) - Retirement Plan
Benefit - Social Security Benefit

     Base salary includes commissions but excludes bonuses and other forms of remuneration other than salary. Benefits become vested after the participant has completed 10 years of service. Normal retirement age for purposes of the ESPP is age 60, although a participant may retire with an actuarially reduced benefit as early as age 55. Supplemental early retirement provisions allow designated participants to receive unreduced benefits, enhanced benefits, and/or early commencement of benefit payments, depending on age and service criteria specified in the ESPP. A participant’s receipt of unreduced early retirement benefits is conditioned on not competing with the Company for a period of two years following retirement.

     On July 11, 2007, the Compensation Committee approved and adopted the restated and amended ESPP which provided for, among other things, a lump-sum payment option. Accordingly, participants retiring after that date may elect to receive payment of their benefit in the following forms:

  a lump-sum payment;
  a life annuity providing for monthly payments for the life of the participant;
  a life annuity providing for monthly payments for the life of the participant with a guaranteed term certain of 10 years (“10-year certain”) or 20 years (“20-year certain”) as specified by the participant;
  a 100%/50% joint and survivor annuity;
  a 100%/75% joint and survivor annuity; or
  a 100%/100% joint and survivor annuity.

Retirement Plan

     A participant’s accrued annual benefit is determined generally by adding (A) and (B) below, as applicable:

(A)

1/4% of pay up to that year’s Social Security Wage Base, plus 1 1/4% of pay over the Social Security Wage Base for each credited year of service (as defined in the Retirement Plan) commencing on or after January 1, 1986; and

(B)

1/4% of average pay for the highest consecutive five years from 1976 through 1985, up to $14,400, plus 1 1/4% of such pay in excess of $14,400, multiplied by the number of credited years of service with the Company up to January 1, 1986.

     Normal retirement age for purposes of the Retirement Plan is age 65, although a participant with at least five years of service may retire with a reduced benefit as early as age 55. Generally, benefits are paid in the form of a single life annuity if the participant is unmarried, or a joint and survivor annuity if the participant is married, unless an alternative form of benefit payment is selected by the participant from a range of options made available under the Retirement Plan. A participant’s accrued benefit is vested upon completion of five years of service after age 18.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

     The following table presents information as of the end of fiscal year 2009 with respect to equity compensation plans of the Company:

(c)
	(a)	(b)	Number of Securities
	Number of	Weighted-	Remaining Available
	Securities to be	Average	for Future Issuance
	Issued Upon	Exercise Price	Under Equity
	Exercise of	of Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding Securities
	Options, Warrants	Warrants and	Reflected in Column
Plan Category	and Rights (#)	Rights ($)(1)	(a)) (#)
Equity compensation plans approved by
security holders	4,802,236	23.06	2,908,823 (2)
Equity compensation plans not
approved by security holders (3)	183,109 (4)	-	- (5)
Total	4,985,345	23.06	2,908,823

____________________

(1)	Represents weighted average exercise price of outstanding options only.

(2)	This amount consists of 136,390 shares available for future issuance under the Directors’ Plan and 2,772,433 shares available for issuance under the SIP. On August 5, 2009, the Compensation Committee determined that the performance conditions applicable to 636,164 restricted shares were not met and therefore were returned to the pool for reissuance under the SIP.

(3)	The equity compensation plans in this category are the Predecessor Plan and the shares subject to options issued under the SIP before it was approved by shareholders. The material features of these plans are described in Notes 8 and 10 to the Company’s Consolidated Financial Statements for fiscal year 2009.

(4)	Represents share equivalent units outstanding under the Predecessor Plan.

(5)	Does not reflect shares that may become issuable under the Predecessor Plan because the Company does not have a specific number of shares reserved for issuance under that plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The information below describes and quantifies certain payments and benefits that would be provided under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of employment of each of the Named Executives, assuming a June 2, 2009 termination date or change-in-control date and, where applicable, using a closing price of $7.20 per share for the Company’s Common Stock on that date.

     Due to the number of factors that affect the nature and amount of any payments or benefits provided upon the events discussed below, any actual amounts paid or distributed may be different.

Deferred Compensation

     The Named Executives are eligible to participate in two deferred compensation plans. Deferrals made prior to 2005 were made under the Predecessor Plan and deferrals in 2005 and later were made under the Deferred Compensation Plan. Messrs. Beall and Ibrahim and Mses. Duffy and Grant participate in both plans, whereas Mr. LeBoeuf only has participated in the Predecessor Plan.

     The last column of the “Nonqualified Deferred Compensation Table” reports each Named Executive’s aggregate balance in the Predecessor Plan and the Deferred Compensation Plan at June 2, 2009. If the Named Executives had terminated employment on the last day of fiscal year 2009, the Company would have been required to distribute from its general assets to each Named Executive the amount in his or her deferred compensation account. As described below, the timing and form of distribution would have depended upon the participant’s election, the plan rules, and, in the case of distributions under the Predecessor Plan, the discretion of the plan administrator. The account balances continue to be credited with increases and decreases reflecting changes in the value of the underlying investments; therefore, amounts received by the Named Executives will differ from those shown in the “Nonqualified Deferred Compensation Table” section of this Proxy Statement.

     Distributions from the Predecessor Plan are made at termination of employment, retirement, disability, or death and are either in a lump sum or annual or more frequent installments, as determined by the plan administrator.

     The timing and form of distributions under the Deferred Compensation Plan are determined by the elections of each plan participant. A participant’s election may be different for each annual deferral, and under certain circumstances, a participant may change one or more of his or her annual deferral elections. Under the default rule, deferrals are paid in a lump sum in January immediately following the calendar year in which the participant attains age 55 if a termination of employment occurs prior to that age. Otherwise, benefits under the Deferred Compensation Plan will be paid in the form of a lump sum distribution in the month of January immediately following a termination of employment but no later than the end of January following the year in which the participant attains age 65. As an alternative to the default rule, a participant may elect one of the following payment choices: (1) payment in a lump sum in January of the year of the participant’s choice or, if earlier, in the month of January following the calendar year in which the participant terminates employment, or (2) payment in annual installments for a period of the participant’s choice not exceeding 10 years, commencing in January of the year of the participant’s choice or, if earlier, commencing in the month of January following the calendar year in which the participant terminates employment.

Equity Awards

     The Named Executives have received grants of both stock options and restricted stock. As previously discussed, Ms. Grant received a grant of 50,000 restricted shares on October 5, 2005. If Ms. Grant’s employment is terminated for any reason, any of the 50,000 restricted shares that are not vested at the time of the termination will be forfeited. With the exception of the one-time grant of 50,000 restricted shares to Ms. Grant, restricted stock awarded to the Named Executives prior to fiscal year 2010 is subject to both performance and service conditions. Vesting of restricted stock awards, other than the one-time grant of 50,000 restricted shares to Ms. Grant, will be accelerated upon certain events. Therefore, if a termination of employment without cause or due to death or disability or retirement or had a divestiture or a change in control occurred, on the last day of the 2009 fiscal year, the vesting of restricted stock awards would have been accelerated, and the Named Executives would have received that number of restricted shares that were earned in accordance with the performance condition as determined by the Compensation Committee at its July 2009 meeting.

     If any of the Named Executives’ employment were to be terminated (i) involuntarily other than for cause, (ii) due to death, disability, divestiture, or retirement, or (iii) if the Company experienced a change in control, any non-exercisable stock options would become exercisable. In the event of termination due to early retirement, a portion of the stock options would become exercisable for Messrs. Ibrahim and LeBoeuf and Mses. Duffy and Grant. While the early retirement provision applies to certain of Mr. Beall’s unvested stock options, this provision had no practical effect because, as of the end of fiscal year 2009, he met the criteria for normal retirement and such options would have fully vested in the event of his normal retirement.

     The following table provides the intrinsic value (the value of the option award based upon the Company’s closing stock price on June 2, 2009 minus the exercise price) of restricted stock and stock option awards that would become exercisable or vested if the Named Executive had terminated employment or if the Company had experienced a change in control as of June 2, 2009.

	Involuntary			Retirement
	Termination			or Early
	Other Than For			Retirement,
Name of	Cause, Death or	Change in Control	Divestitures	as applicable
Executive	Disability ($) (1)	($) (2)	($) (3)	($) (4)
S. E. Beall, III	2,105,473	2,105,473	-	2,105,473
M. N. Duffy	333,532	333,532	333,532	3,074
K. S. Grant	800,325	800,325	800,325	5,164
N. N. Ibrahim	280,164	280,164	280,164	2,582
R. LeBoeuf	186,775	186,775	186,775	1,721
____________________

(1)	For Messrs. Ibrahim and LeBoeuf and Mses. Duffy and Grant, “cause” is defined under the stock option award agreement, and “disability” is defined under the SIP. For Mr. Beall, the terms “cause” and “disability” have the same meaning as provided in the employment agreement between Mr. Beall and the Company.

(2)	Amounts shown in this column include amounts that are single-trigger, change-in-control payments. For Messrs. Ibrahim and LeBoeuf and Mses. Duffy and Grant, “change in control” is defined under the SIP. For Mr. Beall, the term “change of control” has the same meaning as provided in the employment agreement between the Company and him.

(3)	“Divestiture” is defined as the sale by the Company, or an affiliate of the Company, of previously Company (or affiliate) operated units or businesses to an independent company, where the Named Executive was employed at, or supervised, such units or businesses and, upon the completion of such transaction, the Named Executive’s employment with the Company (or affiliate) ceases and the Named Executive immediately becomes an employee or owner of the purchaser of such units or businesses.

(4)	For all Named Executives, “retirement” is generally defined as a termination of service upon attainment of age 65 or satisfaction of the Rule of 90 (if eligible). Under the terms of the ESPP, the Rule of 90 is satisfied with regard to eligible participants when they are at least 55 years of age and the sum of their age and years of service equals or exceeds 90. However, the definition of “retirement” applicable to certain of Mr. Beall’s stock options is a termination of service upon satisfaction of the Rule of 93. The Rule of 93 is satisfied at such time as the sum of his age and years of service equals or exceeds 93. As of the last day of fiscal year 2009, Mr. Beall satisfied the Rule of 90 and the Rule of 93; therefore all of his stock options would become exercisable if he had terminated employment on that date. “Early retirement” is generally defined as termination of service upon attainment of at least age 55 and prior to satisfaction of the Rule of 90 (if eligible). In the event of early retirement, a portion of the stock options equal to the total number of stock options multiplied by the number of completed months of employment with the Company from the grant date until the date of early retirement and divided by 30 become vested on the date of the early retirement. As noted in the narrative text accompanying the table, the early-retirement provision would have no practical effect on the vesting of Mr. Beall’s unvested options as such options would fully vest in the event of his normal retirement.

Pension Benefits

     Messrs. Beall, Ibrahim, LeBoeuf and Ms. Duffy currently participate in the ESPP. However, the only Named Executive who would have been eligible for a benefit under the ESPP if he had retired on June 2, 2009 was Mr. Beall, who would have received a full benefit. Under the terms of the ESPP, these benefits are subject to forfeiture or actuarial reduction based upon certain willful misconduct or prohibited business competition by the participant.

     Generally, benefits are paid in the form of a single life annuity unless an alternative form of benefit payment is selected by the participant. The alternative forms of benefit available are lump sum, 10-year or 20-year certain life annuities and several forms of joint and survivor annuities.

     The present value of Mr. Beall’s accumulated benefit under the ESPP as of June 2, 2009, was $7,740,709. As discussed in the “Employment Agreement” section of this Proxy Statement, Mr. Beall has elected to receive his ESPP benefit in the form of a lump sum payment, and the Compensation Committee approved a schedule for the amount of such payment.

     Mr. Beall is the only Named Executive who participates in the Retirement Plan. The normal form of payment for a married participant in the Retirement Plan is a joint and survivor annuity; however, a participant, with the consent of his spouse, may elect other forms of actuarially equivalent single life or joint and survivor annuities. The assumptions used to value Mr. Beall’s accumulated benefits under the Retirement Plan are the same as those under SFAS No. 87, “Employers Accounting for Pensions” except that all benefits are assumed payable at the earliest age the participant can receive an unreduced benefit.

Retiree Health Insurance Plan

     Named Executives who participate in one of the three pension plans (ESPP, Retirement Plan, or MRP) and terminate employment after becoming early-retirement eligible under that pension plan, are eligible, along with their spouse and dependents, to participate in the retiree health insurance plan. The Named Executive pays 100% of the premium under the retiree health insurance plan. Once a Named

Executive reaches age 65, he or she is no longer eligible to participate in the retiree health insurance plan. Instead, the Company will provide $70 per month toward Medicare supplement coverage until the Named Executive’s death. Mr. Beall would have been eligible for this benefit following a termination of employment on the last day of fiscal year 2009.

Life Insurance

     If any of the Named Executives had died on June 2, 2009, the survivors of Messrs. Beall, Ibrahim, LeBoeuf, and Mses. Duffy and Grant would have received $6,110,000, $2,110,000, $2,010,000, $2,210,000, and $2,110,000, respectively. If any of the Named Executives had died on June 2, 2009 as the result of an accident, the survivors of each Named Executive would have received an additional $1,010,000.

Disability

     The short-term and long-term disability plans are available generally to all salaried employees. The short-term disability benefit is equal to 70% of salary for 22 weeks, and for all employees other than Mr. Beall, this benefit is limited to $10,000 per month. Assuming Mr. Beall had qualified for the short-term disability benefit on June 2, 2009, his maximum benefit under the short-term disability plan would have been $344,834 for the fiscal year. The long-term disability plan does not discriminate in scope, terms, or operation in favor of executive officers of the Company.

Employment Agreement

     As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, Mr. Beall is the only Named Executive with an employment agreement. Under his employment agreement, certain termination events, as described below, trigger payments and benefits in addition to those described above. As used throughout this section, the terms “cause,” “change of control,” “disability,” “early retirement,” “normal retirement,” and “qualified termination” are defined in the employment agreement between Mr. Beall and the Company.

     The table below summarizes the payments to Mr. Beall pursuant to his employment agreement if any termination of his employment had occurred on June 2, 2009:

Form of Termination	Pay Out ($)
Death	956,899
Disability	1,091,250
Normal Retirement	2,121,274
Early Retirement or Involuntary Termination for Cause	100,793
Involuntary Termination other than for Cause, Qualified Termination following a Change of Control, or Resignation following a failure to re-elect Mr. Beall as Chairman of the Board of Directors or his removal as Chairman without cause	9,064,438
Executive Supplemental Pension Plan (due to lump sum election)	7,740,709

     The above amounts do not include any gross up for any excise taxes payable as the Company does not believe any such excise taxes would have been due.

     Upon death or disability, Mr. Beall would receive:

  Payment for obligations accrued but unpaid as of the date of the triggering event;
  Payment of earned but unused vacation through the end of the calendar month in which the triggering event occurs;
  Payment of that portion of base salary payable through the end of the calendar month in which the triggering event occurs; and
  Payment of a pro rata portion of the annual bonus, if any, payable for the fiscal year in which the triggering event occurs, with such pro rata portion paid when and as such annual bonus would normally be determined. Assuming the triggering event occurred on June 2, 2009, the payment would have been $856,136.

These amounts would be paid in a lump sum, with the exception of the pro rata portion of the annual bonus, which would be paid when such amounts are normally paid. In the event of disability, Mr. Beall is also entitled to payment of an amount equal to 30 days of sick pay.

     In the event of Normal Retirement (as defined under his agreement), Mr. Beall is entitled to receive a lump sum:

  Payment for obligations accrued but unpaid as of the date of the triggering event;
  Payment of earned but unused vacation through the end of the calendar month in which the triggering event occurs;
  Payment of that portion of base salary payable through the end of the calendar month in which the triggering event occurs; and
  Payment of a percentage of his then current annual base salary, which would be 100% as of June 2, 2009.

     In the event of Early Retirement (as defined under his agreement) or involuntary termination for cause, Mr. Beall is entitled to receive a lump sum:

  Payment for obligations accrued but unpaid as of the date of the triggering event, except that no payment shall be paid for any annual bonus that may have been earned but remained unpaid as of the date of Early Retirement;
  Payment of earned but unused vacation through the end of the calendar month in which the triggering event occurs; and
  Payment of that portion of base salary payable through the end of the calendar month in which the triggering event occurs.

     Upon involuntary termination other than for cause, a qualified termination following a change of control (as defined under his agreement), or a resignation following a failure to re-elect Mr. Beall as Chairman of the Board (or his removal as Chairman without cause), Mr. Beall would receive:

  Payment in a lump sum for obligations accrued but unpaid as of the date of the triggering event;
  Payment of a lump sum amount of three times his Adjusted Base Salary as defined in his employment agreement;
  Payment in a lump sum of a percentage of his then current annual base salary, which would be 100% as of June 2, 2009;
  Payment in a lump sum of earned but unused vacation through the end of the calendar month in which the triggering event occurs;
  The provision of health, life, and disability coverage to Mr. Beall and eligible dependents for a period of 36 months at active employee rates (or reimbursement for replacement coverage to the extent such continued coverage cannot be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to him or other plan participants), which would have been $46,481;

  The addition of three years to his actual years of continuous service in connection with his accrued benefit under the ESPP. However, due to the fact that his actual years of continuous service met or exceeded the maximum years of continuous service credited under the ESPP as of June 2, 2009, this contractual right would result in no additional compensation to him; and
  Reimbursement of all excise taxes that are imposed on Mr. Beall pursuant to Section 4999 of the Internal Revenue Code and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. If the triggering event had occurred on June 2, 2009, he would not have been subject to excise taxes under Section 4999.

RELATED PARTY TRANSACTIONS

     On January 8, 2009, the Company entered into a severance agreement with Mark S. Ingram, Senior Vice President - President, Franchise Development, and a brother-in-law of our Chief Executive Officer, Samuel E. Beall, III, pursuant to which Mr. Ingram retired from the Company effective as of the date of the severance agreement, which was earlier than previously contemplated. Under the terms of the severance agreement, the Company will pay Mr. Ingram approximately one year’s salary, $403,000, in exchange for a full release of any and all claims that Mr. Ingram may have had against the Company up to and including the date of his separation of service from the Company. Mr. Ingram’s compensation from the Company for his service prior to his separation from the Company was $252,622 for fiscal year 2009.

     On January 8, 2009, the Company also entered into a three-year consulting agreement with Global Partner Ships, Inc. (“GPS”), of which Mr. Ingram is President. Under the consulting agreement GPS is to provide international and domestic franchise brokerage services including directing the efforts to secure buyers for the Company’s international and domestic franchise development rights, assisting with the transition of the management of international franchise operations and performing such franchise consulting related services as the Company may reasonably request. For its services, GPS will be paid a commission equal to 1/3 of each area development agreement fee (as defined in the consulting agreement) actually received and retained by the Company for any development agreements which GPS provides services to the Company net of any fee sharing arrangements with other franchise brokers or developers. GPS will be eligible to receive an annual non-refundable draw against future commissions in the amount of $100,000, which is to be paid to GPS on a monthly basis. In addition, in the first year of the agreement, GPS will be paid an initial fee of $100,000. Total fees paid to GPS during fiscal year 2009 were $106,254.

     As a result of family estate planning, Mr. Beall and his immediate and extended family own a combined total of less than 10% of a vendor to the Company, Processed Foods, Inc., from whom the Company purchased approximately $13.3 million of goods during fiscal year 2009. The Company views the purchased amount of goods to be immaterial, and Mr. Beall considers his interest in Processed Foods, Inc. to be immaterial to his net worth.

     Compensation information for Mr. Beall is described in the “Compensation Discussion and Analysis” section and subsequent compensation tables contained in this Proxy Statement.

     Bill Grant, who is the spouse of Kimberly S. Grant, Executive Vice President of the Company, was an employee of the Company during most of fiscal year 2009. Mr. Grant’s compensation for fiscal year 2009 consisted of base salary of $94,392 and bonus compensation of $6,055.

     The Board of Directors has adopted a policy that all related-party transactions with the Company must be approved in advance by the Audit Committee. All potential related-party transactions must be submitted to the Secretary for subsequent submission to the Audit Committee. All related-party transactions are presumed to be prohibited unless the Audit Committee determines that one of the following exceptions applies:

(1)	The terms of the proposed transaction would be reasonable under the circumstances if the Company and the related party were dealing at arms length; or
(2)	The terms of the proposed transaction are less favorable to the related party than if the Company and the related party were dealing at arms length; or
(3)

There is a compelling business reason to approve the transaction after taking into account such factors as the availability of other unrelated parties to perform similar work under a similar timeframe and price structure; or

(4)

The Committee has been made fully aware of existing or potential significant conflicts in connection with the proposed transaction and determines that the Company has taken appropriate steps to manage such conflicts.

AUDIT COMMITTEE MATTERS

Audit Committee Report

     The Audit Committee reports as follows with respect to the audit of the Company’s fiscal year 2009 consolidated financial statements (the “Financial Statements”):

  the Audit Committee has held meetings with its independent registered public accounting firm, KPMG, throughout the fiscal year without management present, to discuss financial reporting matters;
  the Audit Committee has reviewed and discussed the Financial Statements with KPMG and the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and accounting judgments, and the transparency of disclosures in the Financial Statements;
  the Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions about the effectiveness of the Company’s internal control over financial reporting;
  the Audit Committee has discussed with KPMG the matters required to be discussed by Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;
  the Audit Committee has received the written disclosures and letter from KPMG required by the NYSE Listing Standards and the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence from the Company and has discussed with KPMG the firm’s independence; and
  in its meetings with KPMG, the Audit Committee asks KPMG to address several topics that the Audit Committee believes are particularly relevant to its oversight, including: whether KPMG would have in any way prepared the Financial Statements differently from the manner selected by management; if the auditor were an investor, would the investor have received, in plain English, the information essential to understanding the Company’s financial performance during the reporting period; and whether the Company is following the same internal audit procedures that would be followed if KPMG were the Company’s Chief Executive Officer.

     Based on reviews and discussions of the Financial Statements with management and discussions with KPMG described above, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 2, 2009.

     The Audit Committee, comprised of all non-management directors, meets at regularly scheduled executive sessions at which Mr. Lanigan, the Audit Committee Chairman, presides.

     This report is submitted by the Audit Committee, the current members of which are named below.

AUDIT COMMITTEE
Bernard Lanigan, Jr. (Chair)
Kevin T. Clayton
R. Brad Martin
Dr. Donald Ratajczak

Audit Committee Charter

     The Board of Directors has adopted a written charter for the Audit Committee, a copy of which, as amended to date, is available on the Company’s website at http://www.rubytuesday.com/investors/governance.asp. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter and the Board of Directors approves it on an annual basis.

Independence of Audit Committee Members

     Each of the members of the Company’s Audit Committee meets the requirements for independence as defined by the applicable listing standards of the NYSE and the SEC rules.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 1, 2010. At the Annual Meeting, the Company will ask shareholders to ratify the Board’s selection. KPMG, which has served in this same capacity since 2000, is expected to be represented at the Annual Meeting. A representative of KPMG will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

     The Board of Directors has submitted this proposal to the Company’s shareholders as required by the Audit Committee Charter. If the shareholders do not ratify the Board’s proposal, the Board of Directors will reconsider its action with respect to the engagement of KPMG. Approval of the resolution, however, will in no way limit the Board’s authority to terminate or otherwise change the engagement of KPMG during the fiscal year ending June 1, 2010.

Accountants’ Fees and Expenses

     The following table sets forth the aggregate fees billed to the Company by KPMG for the fiscal years ended June 2, 2009 and June 3, 2008.

	Fiscal Year Ended
	June 2, 2009	June 3, 2008
Audit Fees (1)	$733,000	$650,165
Audit-related Fees (2)	34,000	35,335
Tax Fees	40,000	0
All Other Fees	0	0
Total Fees	$807,000	$685,500
____________________

(1)

Includes fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of the condensed consolidated financial statements included in the Company’s quarterly Reports on Form 10-Q for the first three quarters of fiscal year 2009 and fiscal year 2008, fees associated with the audits of internal control over financial reporting, and in fiscal year 2009, fees for procedures performed in connection with a registration statement and related consents and comfort letters.

(2)

Includes fees for professional services rendered in fiscal years 2009 and 2008 in connection with audits of an employee benefit plan and certain agreed upon procedures for state compliance purposes and consents in connection with the Company’s franchise disclosure document circulars.

(3)	Tax fees for fiscal year 2009 consisted principally of fees for tax compliance assistance.

     The Audit Committee has adopted a policy governing the provision of audit and permitted non-audit services by the Company’s independent registered public accounting firm. Pursuant to this policy, the Audit Committee will consider annually, and, if appropriate, approve, the engagement of the independent registered public accounting firm to provide audit, review, and attest services for the relevant fiscal year. Any changes to the terms and conditions of the annual engagement, resulting from changes in audit scope or Company structure or from other subsequent events, must be approved in advance by the Audit Committee.

     The policy also provides that any proposed engagement of the independent registered public accounting firm for non-audit services that are permitted under applicable laws, rules, and regulations, must be approved in advance by the Audit Committee, except that the pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of such services, other than tax planning or tax strategies services, does not exceed $25,000 in a single instance; (ii) such services were not recognized to constitute non-audit services at the time of engagement of the independent registered public accounting firm; and (iii) such services were promptly brought to the attention of the Audit Committee and approved prior to completion of the service by the Audit Committee or by a majority of the members of the Audit Committee. Such approvals are required to be obtained in advance at regularly scheduled meetings of the Audit Committee, except in special circumstances where delaying such approval until the next regularly scheduled meeting of the Audit Committee is impractical. In such special circumstances, approval of such engagements may be obtained by (i) telephonic meeting of the Audit Committee; (ii) unanimous consent action of all of the members of the Audit Committee; or (iii) electronic mail, facsimile or other form of written communication so long as such written communication is ratified by unanimous consent action prior to the next regularly scheduled meeting of the Audit Committee or by resolution at the next regularly scheduled meeting of the Audit Committee. The policy prohibits the engagement of an independent registered public accounting firm in instances in which the engagement is prohibited by applicable laws, rules, and regulations.

     All of the services provided under Audit Fees, Audit-related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee.

Determination of Auditor Independence

     The Audit Committee has considered and evaluated the services provided by KPMG and has determined that the provision of such services was not incompatible with maintaining KPMG’s independence.

The Board of Directors recommends that you vote FOR the Ratification of the Selection of KPMG as the Company’s Independent Registered Public Accounting Firm.

SHAREHOLDER PROPOSALS

     Any shareholder of the Company who wishes to submit a proposal for action at the Company’s 2010 Annual Meeting of Shareholders and who desires the proposal to be considered for inclusion in the Company’s proxy materials must provide a written copy of the proposal to the Company not later than April 22, 2010 and must otherwise comply with the rules of the SEC relating to shareholder proposals. Shareholder proposals should be sent by mail to the Company’s principal executive office or by facsimile at (865) 379-6826 followed by mail submission, in each case to the attention of Scarlett May, Vice President, General Counsel and Secretary of the Company.

     The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2010 Annual Meeting of Shareholders but not submitted for inclusion in the proxy materials for such meeting unless (a) with respect to any nomination for director, written notice of the intent to make the nomination is submitted to the Company at least 90 days in advance of the meeting and is otherwise made in accordance with the nomination procedures contained in the Articles of Incorporation and certain other procedures contained in the Bylaws of the Company, or (b) with respect to any other shareholder proposal, notice of the matter is received by the Company at its principal executive office at least 90 days in advance of the meeting and complies with certain other procedures contained in the Bylaws of the Company, and in either case, certain other conditions of the applicable rules of the SEC are satisfied.

GENERAL

     Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A list of shareholders entitled to be present and vote at the Annual Meeting will be available for inspection by shareholders at the time and place of the Annual Meeting.

     This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 2, 2009 are available without charge to shareholders upon written request to the Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801, telephone number (865) 379-5700 and are available on the Company’s website at http://www.rubytuesday.com/investors/reports.asp. Additional copies of these documents may be requested by contacting the Secretary at the address and phone number listed above. In addition, you may access these materials on the Internet at https://materials.proxyvote.com/781182 which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

Scarlett May
Vice President, General Counsel and Secretary

August 19, 2009
Maryville, Tennessee

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Ruby Tuesday, Inc.

INTERNET http://www.eproxy.com/rt

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-580-9477

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

Please mark your votes as	☒
indicated in this example

1.	TO ELECT THREE CLASS II DIRECTORS FOR A TERM OF THREE YEARS TO THE BOARD OF DIRECTORS.
Class II Nominees:

			FOR	AGAINST	ABSTAIN

	1.1	Claire L. Arnold	☐	☐	☐

	1.2	Kevin T. Clayton	☐	☐	☐

	1.3	Dr. Donald Ratajczak	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	TO RATIFY THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 1, 2010.	☐	☐	☐

The Board of Directors recommends a vote FOR the ratification of KPMG LLP.

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before this meeting.

The Board of Directors recommends a vote FOR all director nominees listed above.

Mark Here for Address Change or Comments	☐
SEE REVERSE
Signature	Signature	Date

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. Please sign exactly as your name(s) appear(s) hereon. If shares are held jointly, each shareholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.

You can now access your RUBY TUESDAY, INC. account online.

Access your RUBY TUESDAY, INC. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for RUBY TUESDAY, INC., now makes it easy and convenient to get current information on your shareholder account.

View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/rt

▼ FOLD AND DETACH HERE ▼

RUBY TUESDAY, INC.
PROXY/VOTING INSTRUCTION CARD
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated August 19, 2009. The undersigned hereby appoints Samuel E. Beall, III and Marguerite Naman Duffy, and either of them, with full power of substitution, as proxy or proxies to represent the undersigned and to vote all shares of Ruby Tuesday, Inc. (the “Company”) common stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Company’s headquarters located at 150 West Church Avenue, Maryville, Tennessee 37801, at 11:00 a.m., Eastern Daylight Time, on October 7, 2009, and at any adjournment(s) thereof, as designated on the reverse side hereof and in their discretion as to other matters as described in the Proxy Statement and as to any other business as may lawfully come before the meeting, hereby revoking any proxies as to said shares heretofore given by the undersigned.

     IF YOUR REGISTRATIONS ARE NOT IDENTICAL, YOU MAY RECEIVE MORE THAN ONE SET OF PROXY MATERIALS. PLEASE SIGN AND RETURN ALL CARDS YOU RECEIVE.

     This proxy/voting instruction card, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted (i) FOR all director nominees listed on the reverse side hereof, and (ii) FOR the ratification of the selection of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 1, 2010. This proxy is revocable at or anytime prior to the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)